----------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.
                                ----------------






                                    FORM U5S


                                  ANNUAL REPORT
                  For the Fiscal Year Ended September 30, 1999

                               ----------------




                              Filed Pursuant to the

                   Public Utility Holding Company Act of 1935

                                       by


                            National Fuel Gas Company
                    10 Lafayette Square, Buffalo, N.Y. 14203
                    ----------------------------------------

                            NATIONAL FUEL GAS COMPANY
                            -------------------------

                            FORM U5S - ANNUAL REPORT
                            ------------------------
                  For the Fiscal Year Ended September 30, 1999
                  --------------------------------------------



                                TABLE OF CONTENTS
                                -----------------


                                                                           Page
                                                                           ----

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 1999                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           9

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 9

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                       10

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                 11

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 1999               12
          Part  II.  Financial connections as of September 30, 1999        16
          Part III.  Compensation and other related information            16

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               23

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           24
                     (2)  Services rendered by Statutory Subsidiaries      25
                     (3)  Services rendered by Registrant                  31
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          32
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          32

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               32

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     37
          Exhibits                                                         89

SIGNATURE                                                                  99

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1999
-------  -----------------------------------------------------------------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------              ------------   ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
-----------
National Fuel Gas Company
(Parent, Company or Registrant)          -            -           -          -

Statutory Subsidiaries:
-----------------------
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $463,631   $463,631
    Unsecured Debt (Note 10)             -            -    $363,300   $363,300

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $266,015   $266,015
    Unsecured Debt (Note 10)             -            -    $161,200   $161,200

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $ 85,759   $ 85,759
    Unsecured Debt (Note 10)             -            -    $571,100   $571,100
  Empire Exploration Company,
    Empire 1983 Drilling
    Program, Empire 1983
    Joint Venture (Note 11)            N/A         N/A     $    970   $    970

 Highland Land & Minerals, Inc.
  (Highland) (Note 4)                4,500         100%    $  5,405   $  5,405
  Unsecured Debt (Note 10)               -            -    $ 50,800   $ 50,800

 Utility Constructors, Inc.
  (UCI) *(Note 5)                    1,000         100%    $  1,544   $  1,544

 Data-Track Account Services,
  Inc. (Data-Track) (Note 6)         1,000         100%    $    728   $    728

 Leidy Hub, Inc. (Leidy Hub)
  (Note 7)                           4,000         100%    $    718   $    718
    Ellisburg-Leidy Northeast
     Hub Company (Note 7)              N/A          50%    $    117  $     137

 National Fuel Resources, Inc.
 (NFR) (Note 8)                     10,000         100%    $ 13,223   $ 13,223

 Horizon Energy Development, Inc.
  (Horizon) (Notes 9 and 12-13)      1,250         100%    $ 24,395   $ 24,395
    Unsecured Debt (Note 10)             -            -    $116,600   $116,600
  Sceptre Power Company *(Note 12)     N/A         100%    $  3,960   $  3,960
  Horizon Energy Holdings, Inc.
   (HEHI)(Note 13)                   2,000         100%    $116,416   $116,416
     Horizon Energy Development
      B.V. (HED B.V.)(Note 13)         400         100%    $116,416   $116,416
      Severoceske teplarny, a.s.
       (SCT) (Note 13)             939,203       82.87%    $ 46,595   $ 42,999
       Unsecured Debt (Note 10)          -            -    $  4,809   $  4,809
       Teplarna Liberec, a.s.
        (TL) (Note 13)                  70          70%    $ 11,110   $  9,998

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1999
-------  -----------------------------------------------------------------
         (Continued)
         -----------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------              ------------   ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
-----------

       Lounske tepelne hospodarstvi, s.r.o.
        (LTH) (Note 13)                N/A         100%    $     59   $     59
       SCT SoftMaker, s.r.o.
        (SM) (Note 13)                 N/A         100%    $    114   $    114
       Zatecka teplarenska, a.s.
        (ZT) (Note 13)              34,200          34%    $  1,312   $  1,312
       Teplo Branany, s.r.o. (TB)
        (Note 13)                      N/A          49%    $      1   $      1
       Jablonecka teplarenska
        a realitni, a.s. (JTR)
        (Note 13)                      198       65.78%    $  6,735   $  6,735
        Unsecured Debt (Note 10)         -           -     $  2,339   $  2,339
      Prvni severozapadni teplarenska, a.s.
       (PSZT)(Note 13)             867,193        86.2%    $ 60,213   $ 73,325
       Unsecured Debt (Note 10)          -            -    $ 78,733   $ 78,733
        ENOP Company, s.r.o.
         (ENOP)(Note 13)               N/A         100%    $    923   $  1,035
      Horizon Energy Development,
       s.r.o. (HED) (Note 13)          N/A         100%    $  1,499   $  1,499
      Power Development, s.r.o.
       (PD) (Note 13)                  N/A         100%    $  1,469   $  1,469
       Teplarna Kromeriz a.s.
        (Kromeriz) (Note 13)         1,000         100%    $    493   $    493

 Upstate Energy, Inc. (Upstate)
  (Note 14)                          1,000         100%    $   (450)  $   (450)
  Unsecured Debt (Note 10)               -            -    $  3,700   $  3,700

 Seneca Independence Pipeline
  Company (SIP) (Note 15)            1,000         100%    $    462   $    462
  Unsecured Debt (Note 10)               -            -    $  9,600   $  9,600

 Niagara Independence Marketing
  Company (NIM) (Note 16)            1,000         100%    $      1   $      1

 NFR Power, Inc. (Note 17)           1,000         100%    $    (59)  $    (59)
  Unsecured Debt (Note 10)               -            -    $    324   $    324

Notes:
*Inactive subsidiary.

 (1)    Distribution  Corporation is a public utility that sells natural gas and
        -------------------------
        provides gas transportation service in western New York and northwestern Pennsylvania.

 (2)    Supply Corporation  is  engaged  in  the  transportation  and storage of
        ------------------
        natural gas for affiliated and nonaffiliated companies.


 (3)    Seneca  Resources is engaged in the exploration for, and the development
        -----------------
        and purchase of, natural gas and oil reserves in the Gulf Coast of Texas and Louisiana, and in California, Wyoming and in the Appalachian region of the United States. In addition, Seneca Resources is engaged in the marketing of timber from its Pennsylvania land holdings. At September 30, 1998, HarCor Energy, Inc. (HarCor) was a wholly-owned subsidiary of Seneca Resources.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1999
-------  -----------------------------------------------------------------
         (Continued)
         -----------

        Effective August 31, 1999, HarCor was merged into Seneca Resources. HarCor was engaged in the exploration for, and the development of, natural gas and oil reserves located primarily in the San Joaquin Basin in California.

 (4)    Highland   operates   several   sawmills   and  kilns  in   northwestern
        --------
        Pennsylvania and processes timber from north-central Pennsylvania, primarily high quality hardwoods.

 (5)    UCI discontinued its operations (primarily pipeline construction) in
        ---
        1995.  Effective October 1, 1999, UCI was merged into Highland.

 (6)    Data-Track  provides collection services (principally issuing collection
        ----------
        notices) primarily for the subsidiaries of the Company.

 (7)    Leidy Hub is a New York  corporation  formed to provide  various natural
        ---------
        gas hub services to customers in the eastern United States through a 50% ownership of Ellisburg-Leidy Northeast Hub Company (a Pennsylvania general partnership).

 (8)    NFR is  engaged  in the  marketing  and  brokerage  of  natural  gas and
        ---
        electricity and the performance of energy management services for industrial, commercial, public authority and residential end-users throughout the northeastern United States.

 (9)    Horizon was formed to engage in foreign and domestic energy projects
        -------
        through investment in various business entities (see Notes 12-13).

(10)    Unsecured debt is presented on page 7.

(11) In December 1983, Empire Exploration, Inc. (which was subsequently merged into Seneca Resources) established a drilling fund through a series of limited partnerships in which it acts as general partner (See File No. 70-6909). Empire Exploration, Inc.'s aggregate investment in all three limited partnerships amounted to $970,150.

(12) Horizon became one of the partners in Sceptre Power Company, a California general partnership, on September 15, 1995. This partnership was dissolved as of December 23, 1996 and is currently winding down operations.

(13) Horizon owns 100% of the capital stock of HEHI, a New York corporation which owns 100% of HED B.V. HED B.V. in turn owns 100% of the ownership interests of HED and PD (both Czech corporations). PD owns 100% of the ownership interests of Kromeriz (also a Czech corporation). HED B.V. owns 82.87% of SCT (increased from 82.7% at September 30, 1998). SCT owns 100% of the ownership interests of LTH and SM, 70% of the ownership interest of TL, 34% of the ownership interest of ZT, 65.78% of the ownership interest of JTR (increased from 34% at September 30, 1998) and 49% of the ownership interest of TB. All SCT subsidiaries are Czech corporations or limited liability companies. During the fiscal year ended September 30, 1999, SCT sold its 100% ownership interests in Energoservis Liberec, s.r.o., Zkusebna mericu tepla a vodomeru Litomerice, s.r.o. and AMES MOST, s.r.o. HED B.V. also owns an 86.2% ownership interest in PSZT which in turn owns 100% of the ownership interests of ENOP. HED B.V. and its subsidiaries are primarily engaged in district heating and power generation operations in the Czech Republic.

(14)    Upstate  is  a  New  York  corporation  engaged in wholesale natural gas
        -------
        marketing and other energy-related activities.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1999
-------  -----------------------------------------------------------------
         (Continued)
         -----------

(15)    SIP, a  Delaware  corporation,  holds a  one-third  general  partnership
        ---
        interest in Independence Pipeline Company (Independence), a Delaware general partnership. Independence, after receipt of regulatory approvals, and upon securing sufficient customer interest, plans to construct and operate the Independence Pipeline, a 370-mile interstate pipeline system which would transport about 900,000 dekatherms per day of natural gas from Defiance, Ohio to Leidy, Pennsylvania.

(16)    NIM is a Delaware corporation which owns a one-third general partnership
        ---
        interest in DirectLink Gas Marketing Company, which will engage in natural gas marketing and related businesses, in part by subscribing for firm transportation capacity on the Independence Pipeline.

(17)    NFR Power, Inc. is a New York corporation  capitalized by the Company in
        --------------
        1999 which, while not actively generating electricity at this time, is designated as an "exempt wholesale generator" under the Public Utility Holding Company Act of 1935.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1999
-------  -----------------------------------------------------------------
         (Continued)
         -----------


Note (10) Unsecured Debt
                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------   ---------    ------      -------
                                                    (Thousands of Dollars)
Distribution
 Corporation     Intercompany Notes:
                   6.71% Due February 4, 2000      50,000       50,000      50,000
                   7.99% Due February 1, 2004     100,000      100,000     100,000
                   7.46% Due March 30, 2023        49,000       49,000      49,000
                   8.55% Due July 15, 2024         20,000       20,000      20,000
                   7.50% Due June 13, 2025         50,000       50,000      50,000
                   6.26% Due August 12, 2027       30,000       30,000      30,000
                   5.213% System Money Pool(1)     64,300       64,300      64,300
                                               ----------   ----------  ----------
                                                  363,300      363,300     363,300
                                               ----------   ----------  ----------
Supply
 Corporation     Intercompany Notes:
                   7.99% Due February 1, 2004      25,000       25,000      25,000
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   8.55% Due July 15, 2024         30,000       30,000      30,000
                   6.26% Due August 12, 2027       10,000       10,000      10,000
                   5.213% System Money Pool(1)     46,200       46,200      46,200
                                               ----------   ----------  ----------
                                                  161,200      161,200     161,200
                                               ----------   ----------  ----------
Seneca
 Resources       Intercompany Notes:
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   6.39% Due May 27, 2008         120,000      120,000     120,000
                   6.18% Due March 1, 2009        100,000      100,000     100,000
                   6.26% Due August 12, 2027       50,000       50,000      50,000
                   5.213% System Money Pool(1)    251,100      251,100     251,100
                                               ----------   ----------  ----------
                                                  571,100      571,100     571,100
                                               ----------   ----------  ----------

Highland           5.213% System Money Pool(1)     50,800       50,800      50,800
                                               ----------   ----------  ----------

Horizon          Intercompany Notes:
                   6.26% Due August 12, 2027       10,000       10,000      10,000
                   6.39% Due May 27, 2008          80,000       80,000      80,000
                   5.23% Line of credit            26,600       26,600      26,600
                                               ----------   ----------  ----------
                                                  116,600      116,600     116,600
                                               ----------   ----------  ----------

SCT                      7.23%(2) Payable Quarterly
                   Through June 2006                3,614        3,614       3,614
                   6.35% Short-Term Bank Loan       1,195        1,195       1,195
                                               ----------   ----------  ----------
                                                    4,809        4,809       4,809
                                               ----------   ----------  ----------

PSZT               7.505% (3) Payable March 2000-
                   December 2004                   47,672       47,672      47,672
                   13% Due December 1999            8,961        8,961       8,961
                   Intercompany Demand Note-
                   7.96125%                        22,100       22,100      22,100
                                               ----------   ----------  ----------
                                                   78,733       78,733      78,733
                                               ----------   ----------  ----------

JTR                9.45% (4) Payable Monthly
                   Through January 2008             1,798        1,798       1,798
                   0.01% Payable Quarterly
                   Through December 2007              494          494         494
                   10.85% (5) Payable Monthly
                   Through March 2001                  47           47          47
                                               ----------   ----------  ----------
                                                    2,339        2,339       2,339
                                               ----------   ----------  ----------

Upstate Energy     5.213% System Money Pool(1)      3,700        3,700       3,700
                                               ----------   ----------  ----------

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1999
-------  -----------------------------------------------------------------
         (Concluded)
         -----------


Note (10) Unsecured Debt
                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
   --------      ----------------------------   ---------    ------      -------
                                                    (Thousands of Dollars)
Seneca
 Independence
 Pipeline          5.213% System Money Pool(1)      9,600        9,600       9,600
                                               ----------   ----------  ----------

NFR Power Inc.   Intercompany Demand Note - 5.3%      126          126         126
                 Intercompany Line of
                   Credit - 5.3%                      198          198         198
                                               ----------   ----------  ----------
                                                      324          324         324
                                               ----------   ----------  ----------

                                               $1,362,505   $1,362,505  $1,362,505
                                               ==========   ==========  ==========



 (1) Interest rate represents weighted average of all short-term securities outstanding at September 30, 1999, pursuant to System money pool arrangement, S.E.C. File No. 70-8297 (Release Nos. 25964, 26076 and 26196).

 (2)   Interest rate is six month PRIBOR  (Prague  Interbank  Offered Rate) plus
       0.5%.

 (3) Interest rate per the debt agreement is six month PRIBOR (Prague Interbank Offered Rate) plus 0.475%. However, under the terms of an interest rate swap, which extends until June 2001, PSZT pays a fixed rate of 8.31% and receives a floating rate of six month PRIBOR.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS
-------  ---------------------------------------

         None during fiscal year ended September 30, 1999.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES
-------  -----------------------------------------------------------------

1.   Name of Issuer:  Horizon Energy Development, Inc.
     Description of Security:  Line of Credit Agreement with maximum draw of
                               $40,000,000
     Effective Average Interest Rate:  5.23%
     Name of Person To Whom Issued:  National Fuel Gas Company
     End of Year Balance:  $26,600,000
     Highest Balance During Year:  $26,600,000
     Exemption:  Rule 52

2. Name of Issuer: Prvni severozapadni teplarenska, a.s. (PSZT) Description of Security: Line of Credit Agreement with maximum draw of
                               $40,000,000 (issue)
     Effective Average Interest Rate:  6 month LIBOR plus 2%
     Name of Person To Whom Issued:  Horizon Energy Development, Inc.
     End of Year Balance:  $22,100,000
     Highest Balance During Year:  $22,100,000
     Exemption:  Rule 52

3.   Name of Issuer:  NFR Power, Inc.
     Description of Security:  Demand Note issued on June 29, 1999 in the principal amount of $125,931
     Interest Rate:  Equal to the daily interest rate charged by the National
                     Fuel Gas System Money Pool
     Name of Person To Whom Issued:  National Fuel Resources, Inc.
     Consideration:  $125,931
     Exemption:  Rule 52

4.   Name of Issuer:  NFR Power, Inc.
     Description of Security:  Line of Credit Agreement with maximum draw of
                               $1,000,000
     Effective Average Interest Rate:  5.3%
     Name of Person To Whom Issued:  National Fuel Resources, Inc.
     End of Year Balance:  $198,077.11
     Highest Balance During Year:  $198,077.11
     Exemption:  Rule 52

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
-------  ----------------------------------------------------------
         FISCAL YEAR ENDED SEPTEMBER 30, 1999
         ------------------------------------


                                       Name of
                                       Company
                                      Acquiring,
                                      Redeeming         Number of Shares or
                                     or Retiring          Principal Amount
                                                    ----------------------------                 Commission
Name of Issuer and Title of Issue     Securities    Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------     ----------    --------  --------   ------- -------------  -------------
                                                              (Thousands of Dollars)
                                                    ------------------------------------------
Registered Holding Company:
---------------------------
    Registrant:
     5.58% Note due
      March 1, 1999                      Registrant                     $100,000   $100,000     Rule 42

     7.25% Note due
      July 14, 1999                      Registrant                       50,000     50,000     Rule 42

     6.00% Note due
      March 1, 2009                      Registrant  $100,000                                   File No. 70-9153

     6.82% Note due
      August 1, 2004                     Registrant   100,000                                   File No. 70-9153


Subsidiaries of Registered Holding Company:
-------------------------------------------

    Seneca Resources:
     6.18% Note maturing                 Seneca
      March 1, 2009                      Resources    100,000                       100,000     File No. 70-9153

    Seneca Resources:
     6.95% Note maturing                 Seneca
      August 1, 2004                     Resources     50,000                        50,000     File No. 70-9153

    Supply Corporation:
     6.95% Note maturing                 Supply
      August 1, 2004                     Corporation   50,000                        50,000     File No. 70-9153

    Distribution Corporation:
     5.72% Note due                      Distribution
      March 1, 1999                      Corporation                      50,000     50,000     Rule 42

    Seneca Resources:
     5.72% Note due                      Seneca
      March 1, 1999                      Resources                        50,000     50,000     Rule 42

    Supply Corporation:
     7.37% Note due                      Supply
      July 14, 1999                      Corporation                      50,000     50,000     Rule 42

    Supply Corporation:
     8.44% Note redeemed                 Supply
      November 19, 1998                  Corporation          50,965                 53,911     Rule 42

    Seneca Resources (HarCor)*:
     14.875% Note redeemed               Seneca
      March 23, 1999 and                 Resources
      July 15, 1999                      (HarCor)*            53,726                 59,099     Rule 42


* HarCor was a wholly-owned subsidiary of Seneca Resources until it was merged into Seneca effective August 31, 1999.

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES
-------  ------------------------------------------------

                             Number of                             Aggregate
1. Name of Owner             Persons      Business of Persons      Investment
----------------             -------      -------------------      ----------

None.

ITEM 6.  OFFICERS AND DIRECTORS
-------  ----------------------

Part I. Names, principal business address and positions held as of September 30, 1999

                 Names of System Companies with Which Connected
                 ----------------------------------------------





                                                             National       National               Highland
                                                             Fuel Gas       Fuel Gas     Seneca     Land &
                                                           Distribution      Supply     Resources  Minerals,
                                           Registrant          Corp.          Corp.       Corp.      Inc.
                                           ----------      ------------     --------    ---------  ---------
B. J. Kennedy          Buffalo, NY (1) | D, COB, CEO, s |      D, COB, s |  D, COB, s | D, COB, s |       s |
-------------------------------------------------------------------------------------------------------------
B. S. Lee          Des Plaines, IL (2) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. L. Mazanec          Houston, TX (3) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. H. Schofield        Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
E. T. Mann             Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. T. Brady            Buffalo, NY (4) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. J. Hill             Buffalo, NY (1) |          D, df |              D |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. V. Glynn      Niagara Falls, NY (14)|          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. C. Ackerman         Buffalo, NY (1) |        D, P, s |           D, s |        EVP |      D, s |    D, s |
-------------------------------------------------------------------------------------------------------------
J. R. Peterson         Buffalo, NY (1) |          AS, s |              - |      GC, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. A. Beck             Houston, TX (5) |              - |              - |          - |   D, P, s |    P, D |
-------------------------------------------------------------------------------------------------------------
W. M. Petmecky         Houston, TX (5) |              - |              - |          - | SVP, S, s |       S |
-------------------------------------------------------------------------------------------------------------
D. A. Brown            Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
G. E. Klefstad         Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
E. E. Wassell          Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
J. F. McKnight         Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
C. H. Friedrich        Houston, TX (5) |              - |              - |          - |  T, AS, s |       T |
-------------------------------------------------------------------------------------------------------------
B. L. McMahon      Santa Paula, CA (6) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
A. M. Cellino          Buffalo, NY (1) |           S, s |          VP, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
P. M. Ciprich          Buffalo, NY (1) |              - |      AS, GC, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. E. DeForest         Buffalo, NY (1) |              - |      SVP, D, s |          s |         s |       - |
-------------------------------------------------------------------------------------------------------------
B. H. Hale             Buffalo, NY (1) |              - |              - |  D, SVP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. Hare                Buffalo, NY (1) |              - |              - |    D, P, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Kreppel    Williamsville, NY (19)|              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. P. Pawlowski        Buffalo, NY (1) |           T, s |   D, SVP, T, s |    T, S, s |         s |       s |
-------------------------------------------------------------------------------------------------------------
J. R. Pustulka         Buffalo, NY (1) |              - |              - |      VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. D. Ramsdell         Buffalo, NY (1) |              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. A. Ross             Buffalo, NY (1) |              - |              - |   D, VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. J. Seeley           Buffalo, NY (1) |              - |      SVP, D, s |          s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. F. Smith            Buffalo, NY (1) |              - |     P, D, S, s |          - |         D |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Tanski           Buffalo, NY (1) |              - |       VP, C, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
G. T. Wehrlin          Buffalo, NY (1) |           C, s |      SVP, D, s |          s |      C, s |       s |
-------------------------------------------------------------------------------------------------------------
R. W. Wilcox           Buffalo, NY (1) |              - |          VP, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
R. J. Wright           Buffalo, NY (1) |              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
C. M. Carlotti            Erie, PA (23)|              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. T. Evans            Houston, TX (5) |              - |              - |          - |    AVP, s |       - |
-------------------------------------------------------------------------------------------------------------
T. L. Atkins           Houston, TX (5) |              - |              - |          - |     AC, s |       - |
-------------------------------------------------------------------------------------------------------------
D. L. DeCarolis        Buffalo, NY (1) |              - |         AVP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. F. Kronenwetter     Buffalo, NY (1) |              - |         AVP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. E. Klein            Buffalo, NY (1) |              - |          AC, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
S. Wagner              Buffalo, NY (1) |              - |          AT, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------


                                      Position Symbol Key
                                      -------------------
           COB - Chairman of the Board of Directors S - Secretary CEO - Chief Executive Officer AS - Assistant Secretary
             P - President                            C - Controller
           EVP - Executive Vice President            AC - Assistant Controller
           SVP - Senior Vice President                D - Director
            VP - Vice President                       s - Salary
           AVP - Assistant Vice President             T - Treasurer
            GC - General Counsel                     AT - Assistant Treasurer
            df - Director's Fees

See page 15 for Notes.



                 Data-
                 Track      National     Horizon                             Niagara     Seneca
   Utility       Account      Fuel       Energy                  Upstate      Indep.     Indep.       NFR
 Constructors   Services,  Resources,  Development,  Leidy Hub,   Energy    Marketing   Pipeline     Power
     Inc.         Inc.        Inc.         Inc.*       Inc. **     Inc.       Co.***       Co.        Inc.
 ------------   ---------  ----------  ------------  ----------  --------   ---------  ---------     ------
          COB |        s |         s |           s |         D |        - |     D, COB |    D, COB |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            D |     D, P |         - |     P, D, s |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
         P, D |        - |         - |           - |         - |     P, D |       D, P |         - |      - |
-------------------------------------------------------------------------------------------------------------
            S |     S, T |      S, T |           - |         - |     D, S |          S |         - |   S, T |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            T |        - |         - |           - |         - |        T |          T |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         s |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         s |           s |   D, P, s |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |       VP, s |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          D |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |       VP |   D, P, s |           - |         - |        - |          - |         - |   D, P |
-------------------------------------------------------------------------------------------------------------
            - |        - |         s |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          D |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |   P, S, T |      - |
-------------------------------------------------------------------------------------------------------------
            - |        D |         D |           - |         - |        - |          - |         - |      D |
-------------------------------------------------------------------------------------------------------------
            - |        - |         s |     T, S, s |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        D |      D, s |       VP, s |D, S, T, s |        - |          - |         - |      D |
-------------------------------------------------------------------------------------------------------------
            - |        - |         s |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------
            - |        - |         - |           s |         - |        - |          - |         - |      - |
-------------------------------------------------------------------------------------------------------------

* Directors of Horizon's subsidiaries are as follows:

Horizon Energy Holdings, Inc.
Board of Directors and Officers:
 P. C. Ackerman (Director and President)          Buffalo, NY (1)
 B. H. Hale (Vice President)                      Buffalo, NY (1)
 G. T. Wehrlin (Vice President)                   Buffalo, NY (1)
 R. J. Tanski (Secretary and Treasurer)           Buffalo, NY (1)

Horizon Energy Development, B.V.
Managing Directors:
 B. H. Hale                                       Buffalo, NY (1)
 G. T. Wehrlin                                    Buffalo, NY (1)
 Hirsch Gebouw (Intra Beheer B.V.)                Amsterdam, The Netherlands (8)

Horizon Energy Development, s.r.o.
Managing Director:
 B. H. Hale                                       Buffalo, NY (1)

Power Development, s.r.o.
Managing Director:
 B. H. Hale                                       Buffalo, NY (1)

Teplarna Kromeriz, a.s.
Directors:
 Lubos Jarolimek                                  Prague, Czech Republic (7)
 Jan Masinda                                      Prague, Czech Republic (7)
 Jiri Hudecek                                     Kromeriz, Czech Republic (24)

Severoceske teplarny, a.s.
Board of Directors:
 P. C. Ackerman                                   Buffalo, NY (1)
 B. H. Hale                                       Buffalo, NY (1)
 Lubos Jarolimek                                  Prague, Czech Republic (7)
 B. J. Kennedy                                    Buffalo, NY (1)
 Zdenek Kozesnik                                  Most, Czech Republic (15)
 R. J. Tanski                                     Buffalo, NY (1)
 Josef Vanzura                                    Most, Czech Republic (15)
 E. Volkmann                                      Most, Czech Republic (15)
 G. T. Wehrlin                                    Buffalo, NY (1)

Teplarna Liberec, a.s.
Board of Directors:
 Jiri Drda                                        Liberec, Czech Republic (16)
 Lubos Jarolimek                                  Prague, Czech Republic (7)
 Jiri Jezek                                       Liberec, Czech Republic (16)
 Zdenek Kozesnik                                  Most, Czech Republic (15)
 Jan Masinda                                      Prague, Czech Republic (7)
 Josef Vanzura                                    Most, Czech Republic (15)

Zateca teplarenska, a.s.
Board of Directors:
 Bohuslav Kunes                                   Zatec, Czech Republic (17)
 Josef Marik                                      Zatec, Czech Republic (17)
 Jiri Sachl                                       Zatec, Czech Republic (17)

SCT SoftMaker, s.r.o.
Executive:
 Zdenek Tapsik                                    Most, Czech Republic (18)

Lounske tepelne hospodarstvi, s.r.o.
Statutory Agents:
 P. Peterka                                       Louny, Czech Republic (25)
 F. Jicha                                         Louny, Czech Republic (25)


See page 15 for Notes

Teplo Branany, s.r.o.
Managing Directors:
 R. Jiruska                                       Branany, Czech Republic (22)
 V. Krupka                                        Branany, Czech Republic (22)

Jablonecka teplarenska a realitni, a.s.
Board of Directors:
 J. Cerovsky                                      Jablonec, Czech Republic (20)
 Josef Vanzura                                    Most, Czech Republic (15)
 Lubos Jarolimek                                  Prague, Czech Republic (7)
 J. Drabek                                        Jablonec, Czech Republic (20)

Prvni severozapadni teplarenska, a.s.
Board of Directors:
 Lubos Jarolimek                                  Prague, Czech Republic (7)
 L. Zapletal                                      Most, Czech Republic (21)
 B. H. Hale                                       Buffalo, NY (1)
 G. T. Wehrlin                                    Buffalo, NY (1)
 P. C. Ackerman                                   Buffalo, NY (1)
 B. J. Kennedy                                    Buffalo, NY (1)
 R. J. Tanski                                     Buffalo, NY (1)
 Jiri Sulc                                        Most, Czech Republic (21)

ENOP Company, s.r.o.
Managing Directors:
 Miloslav Kaftan                                  Most, Czech Republic (21)
 L. Zapletal                                      Most, Czech Republic (21)
 Roman Kocar                                      Most, Czech Republic (21)

** Directors of Leidy Hub's sole subsidiary is as follows:

Ellisburg-Leidy Northeast Hub Company
Executive Committee Members:
 G. T. Wehrlin                                    Buffalo, NY (1)
 B. Heine                                         Buffalo, NY (1)
 S. Bergstrom                                     NGC Corporation (9)
 E. Werneke                                       NICOR, Inc. (10)

*** NIM's sole subsidiary is the following general partnership:

DirectLink Gas Marketing Company
Management Committee Members:
 D. A. Rowekamp                                   Buffalo, NY (1)
 J. A. Brett                                      MIDCON (11)
 C. Smith                                         ANR (12)
 D. Jones                                         Williams (13)

Notes
 (1)  National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203
 (2) Institute of Gas Technology, 1700 So. Mt. Prospect Road, DesPlaines, IL 60018-1804
 (3)  Duke Energy Corporation, P.O. Box 1642, Houston, TX 77251-1642
 (4)  Moog Inc., Plant 24/Seneca at Jamison Rd., East Aurora, NY 14052-0018
 (5) Seneca Resources Corporation, 1201 Louisiana Street, Suite 400, Houston, Texas 77002
 (6)  Seneca Resources Corporation, P.O. Box 630, Santa Paula, CA 93061-0630
 (7) Horizon Energy Development, s.r.o., Maiselova 15, Praha 1 - Josefov, 11000, Czech Republic
 (8)  Intra Beheer B.V., Leidseplein 29, 1017 PS, Amsterdam, The Netherlands
 (9)  NGC Corporation, 1000 Louisiana Street, Suite 5800, Houston, TX 77002-5050
(10)  NICOR, Inc., 1844 Ferry Road, Naperville,  IL 60563-9600
(11)  MGS Marketing Corp., 3200 Southwest Freeway, Houston, TX 77027
(12) Coastal Gas Marketing DirectLink Corp., 9 Greenway Plaza, 22nd Floor, Houston, TX 77046
(13) Williams Independence Marketing Company, One Williams Center, Tulsa, Oklahoma 74172
(14) Maid of the Mist Corporation, 151 Buffalo Avenue, Niagara Falls, New York 14303
(15) Severoceske Teplarny, a.s., Jaroslava Seiferta 2179, 434 01 Most, Czech Republic
(16) Teplarna Liberec, a.s., Dr. Milady Horakove 641/34a, 460 01 Liberec 4, Czech Republic
(17)  Zatecka teplarenska, a.s., Svatovaclavska 1020, 438 34 Zatec, Czech
      Republic
(18)  SCT SoftMaker, s.r.o., Seifertova 2179, 434 00 Most, Czech Republic
(19)  National Fuel Resources, Inc., 165 Lawrence Bell Drive, Williamsville,
      NY 14221
(20) Jablonecka teplarenska a realitni, a.s., Liberecka 104 Jablonec nad Nisou, Czech Republic
(21) Prvni severozapadni teplarenska, a.s., Komorany, 434 03 Most 3, Czech Republic
(22)  Teplo Branany, s.r.o., Bilinska 76 Branany, Czech Republic
(23)  National Fuel Gas Company, 1100 State Street, Erie, PA 16501
(24)  Teplarna Kromeriz, Na sadkach 3572, Kromeriz, Czech Republic
(25)  Lounske tepelne hospodarstvi, s.r.o., ul. Benese z Loun cp. 185, Louny

-------  ----------------------------------

Part II.  Financial connections as of September 30, 1999:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     -----------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)

B. J. Kennedy         HSBC USA, Inc.
                       Buffalo, New York           Director          70 (a)

G. L. Mazanec         Northern Trust Bank
                       of Texas,
                       Dallas, Texas               Director          70 (a)

J. V. Glynn           M&T Bank Corporation
                       Buffalo, New York           Director          70 (a)
                      M&T Bank,
                       Buffalo, New York           Director          70 (a)

Part III.  Compensation and other related information:

(a) Compensation of Directors and Executive Officers:

         The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on page 6, and pages 8 to 16, respectively, of National Fuel Gas Company Proxy Statement, dated January 14, 2000, included as exhibit A (3) to this Form U5S and is incorporated herein by reference.

(b) Interest of executive officers and directors in securities of System Companies including options or other rights to acquire securities:

         The information required by this item appears under "Security Ownership of Certain Beneficial Owners and Management," on pages 7 and 8 of the National Fuel Gas Company Proxy Statement, dated January 14, 2000, included as Exhibit A(3) of this Form U5S and is incorporated herein by reference.

(c)  Contracts and Transactions with System Companies:

                                                 Exhibit No. in Document
                                                (Incorporated by Reference
                                                  as Indicated in Notes)
                                                  ----------------------

      Employment Agreement, dated September 17,
      1981, with Bernard J. Kennedy.                    10.4 (6)

      Tenth Amendment to Employment Agreement
      with Bernard J. Kennedy, effective
      September 1, 1999.                                10.1 (13)

      National Fuel Gas Company 1983 Incentive
      Stock Option Plan, as amended and restated
      through February 18, 1993.                        10.2 (5)

------  ----------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)

      National Fuel Gas Company 1984 Stock Plan, as amended and restated through February 18,
      1993.                                             10.3 (5)

      Amendment to National Fuel Gas Company 1984
      Stock Plan, dated December 11, 1996.              10.7 (8)

      National Fuel Gas Company 1993 Award and
      Option Plan, dated February 18, 1993.             10.1  (5)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated October 27,
      1995.                                             10.8  (7)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated December 11,
      1996.                                             10.8  (8)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated December 18,
      1996.                                             10    (9)

      National Fuel Gas Company 1997 Award and
      Option Plan.                                      10.9  (8)

      Amended and Restated National Fuel Gas
      Company 1997 Award and Option Plan,
      dated December 9, 1999 (being  submitted
      to Shareholder vote at the Annual
      Meeting in  February 2000).                       10.2  (13)

      Form of Employment Continuation and
      Noncompetition Agreements, dated as of
      December 11, 1998, with Philip C. Ackerman,
      Walter E. DeForest, Joseph P. Pawlowski,
      Dennis J. Seeley, David F. Smith and
      Gerald T. Wehrlin.                                10.1  (16)

      Form of Employment Continuation and
      Noncompetition Agreements, dated as of
      December 11, 1998, with Bruce H. Hale and
      Richard Hare.                                     10.2  (16)

      Form of Employment Continuation and
      Noncompetition Agreement, dated as of
      December 11, 1998, with James A. Beck.            10.3  (16)

      Agreement, dated August 1, 1989, with Richard
      Hare.                                             10-Q  (1)

      Agreement, dated August 1, 1986, with Joseph
      P. Pawlowski.                                     10.1 (11)

      Agreement, dated August 1, 1986, with Gerald
      T. Wehrlin                                        10.2 (11)

------------------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)

      National Fuel Gas Company Deferred
      Compensation Plan, as amended and restated
      through May 1, 1994.                              10.7  (6)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated September
      27, 1995.                                         10.9  (7)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated September
      19, 1996.                                         10.10 (8)

      National Fuel Gas Company Deferred
      Compensation Plan, as amended and restated
      through March 20, 1997.                           10.3 (11)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated June
      16, 1997.                                         10.4 (11)

      Amendment No. 2 to the National Fuel
      Gas Company Deferred Compensation
      Plan, dated March 13, 1998.                       10.1 (12)

      Amendment to the National Fuel Gas Company
      Deferred Compensation Plan, dated
      February 18, 1999.                                10.1 (14)

      National Fuel Gas Company Tophat Plan,
      effective March 20, 1997.                         10   (10)

      Amendment No. 1 to the National Fuel
      Gas Company Tophat Plan, dated
      April 6, 1998.                                    10.2 (12)

      Amendment No. 2 to the National Fuel Gas
      Company Tophat Plan, dated December 10, 1998.     10.1 (15)

      National Fuel Gas Company and Participating
      Subsidiaries Executive Retirement Plan as
      amended and restated through November 1,1995.     10.10 (7)

      National Fuel Gas Company and Participating
      Subsidiaries 1996 Executive Retirement Plan
      Trust Agreement II, dated May 10, 1996.           10.13 (8)

      Amendments to National Fuel Gas Company and
      Participating Subsidiaries Executive
      Retirement Plan, dated September 18, 1997.        10.9 (11)

      Amendments to the National Fuel Gas Company
      and Participating Subsidiaries Executive
      Retirement Plan dated December 10, 1998.          10.2 (15)

      Amendments to National Fuel Gas Company
      and Participating Subsidiaries Executive
      Retirement Plan effective September 16, 1999.     10.15 (13)

------------------------------------------

Part III.  Compensation of Directors and Executive Officers (Concluded)

      Amended and Restated Split Dollar Insurance
      and Death Benefit Agreement, dated
      September 17, 1997, with Philip C. Ackerman.      10.5 (11)

      Amendment Number 1 to Amended and
      Restated Split Dollar Insurance and Death
      Benefit Agreement by and between National
      Fuel Gas Company and Philip C. Ackerman,
      dated March 23, 1999.                             10.3 (13)

      Second Amended and Restated Split Dollar
      Insurance Agreement dated August 9, 1999
      with Richard Hare.                                10.4 (13)

      Amended and Restated Split Dollar  Insurance
      and Death Benefit  Agreement,
      dated September 15, 1997, with Joseph P.
      Pawlowski.                                        10.7 (11)

      Amendment Number 1 to Amended and Restated
      Split Dollar Insurance and Death Benefit
      Agreement by and Between National Fuel Gas
      Company and Joseph P. Pawlowski, dated
      dated March 23, 1999.                             10.5 (13)

      Second Amended and Restated Split Dollar
      Insurance Agreement dated June 15, 1999
      with Gerald T. Wehrlin.                           10.6 (13)

      Amended and Restated Split Dollar Insurance
      and Death Benefit Agreement dated September
      15, 1997 with Walter E. DeForest.                 10.7 (13)

      Amendment Number 1 to Amended and Restated
      Split Dollar Insurance and Death Benefit
      Agreement by and Between National Fuel Gas
      Company and Walter E. DeForest, dated
      March 29, 1999.                                   10.8 (13)

      Amended and Restated Split Dollar Insurance
      and Death Benefit Agreement dated September
      15, 1997 with Dennis J. Seeley.                   10.9 (13)

      Amendment Number 1 to Amended and Restated
      Split Dollar Insurance and Death Benefit
      Agreement by and Between National Fuel Gas
      Company and Dennis J. Seeley, dated
      March 29, 1999.                                   10.10 (13)

      Split Dollar Insurance and Death Benefit
      Agreement dated September 15, 1997
      with Bruce H. Hale.                               10.11 (13)

------------------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)


      Amendment Number 1 to Split Dollar
      Insurance and Death Benefit Agreement
      by and Between National Fuel Gas
      Company and Bruce H. Hale, dated
      March 29, 1999.                                   10.12 (13)

      Split Dollar Insurance and Death Benefit
      Agreement dated September 15, 1997
      with David F. Smith.                              10.13 (13)

      Amendment Number 1 to Split Dollar
      Insurance and Death Benefit Agreement
      by and Between National Fuel Gas
      Company and David F. Smith, dated
      March 29, 1999.                                   10.14 (13)

      Death Benefits Agreement, dated August 28,
      1991, with Bernard J. Kennedy.                    10-TT (2)

      Amendment to Death Benefit Agreement of
      August 28, 1991, with Bernard J. Kennedy,
      dated March 15, 1994.                             10.11 (7)

      Administrative Rules with Respect to At Risk
      Awards under the 1993 Award and Option
      Plan.                                             10.14 (8)

      Administrative Rules of the Compensation
      Committee of the Board of Directors of
      National Fuel Gas Company, as amended and
      restated, effective December 10, 1998.            10.3 (15)

      Excerpts of Minutes from National Fuel Gas
      Company Board of Directors Meeting of
      February 20, 1997, regarding the Retirement
      Benefits for Bernard J. Kennedy.                  10.10 (11)

      Excerpts of Minutes from National Fuel Gas
      Company Board of Directors Meeting of
      March 20, 1997, regarding the Retainer
      Policy for Non-Employee Directors.                10.11 (11)

       (Notes)

       (1) Incorporated by reference from the Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1989 in File No. 1-3880.

       (2) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1991 in File No. 1-3880.

       (3) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880.

------------------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)

       (4) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880.

       (5) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended March 31, 1993 in File No. 1-3880.

       (6) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880.

       (7) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880.

       (8) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880.

       (9) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended December 31, 1996 in File No. 1-3880.

      (10) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended June 30, 1997 in File No. 1-3880.

      (11) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880.

      (12) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880.

      (13) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880.

      (14) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880.

      (15) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880.

      (16) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880.

(d)    Indebtedness to System Companies:  None

(e)    Participation   in   Bonus  and  Profit-Sharing  Arrangements  and  Other
       Benefits:

       The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on page 6 and pages 8 to 16, respectively, of the National Fuel Gas Company Proxy Statement, dated January 14, 2000, included as exhibit A(3) to this Form U5S and incorporated herein by reference.

Item 6. OFFICERS AND DIRECTORS (Concluded)
------- ----------------------------------

Part III.  Compensation of Directors and Executive Officers (Concluded)

(f)    Rights to Indemnity:

       The information required by this item appears in Article II, Paragraph 8 of the National Fuel Gas Company By-Laws as amended through September 16, 1999. Such By-Laws are listed as Exhibit B(1)(ii) to this Form U5S and are incorporated herein by reference as indicated.

       The Company also purchases directors and officers liability insurance coverage with an annual aggregate limit of $135 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS
-------  ----------------------------------


                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 1999
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent therefor:

Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions          $7,262

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions          $6,669

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions          $3,697

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions          $5,144

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions          $2,191

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions          $1,801

* Company labor and expenses relating to administration of political action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    Buffalo-Niagara
                            Partnership            Civic     Operation Expense               $19,281

Distribution Corporation    45 Beneficiaries       Civic     Operation Expense               $29,100

Supply Corporation          Buffalo-Niagara
                            Parntership            Civic     Operation Expense               $16,781

Supply Corporation          26 Beneficiaries       Civic     Operation Expense               $15,295

Seneca Resources             3 Beneficiaries       Civic     Operation Expense               $ 1,323


The information called for by instruction 2 to Item 7 was compiled, and memoranda from the applicable System Companies were received and are preserved by the Registrant.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
-------  -----------------------------------------

Part I.  Intercompany sales and services

                   (1) Salaries of officers of the Registrant


                                                           NATIONAL FUEL GAS COMPANY
                                                           -------------------------
                                                          REPORT OF OFFICERS' SALARIES
                                                          ----------------------------
                                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                  --------------------------------------------

                          Distribution   Supply    Seneca     Leidy                       Data-
                  Parent     Corp.       Corp.    Resources    Hub    Highland  Horizon   Track   NFR     Total
                  ------  ------------   ------   ---------   -----   --------  -------   -----   ---     -----


B. J. Kennedy    $80,574    $296,853    $449,520   $10,602    $    -   $2,120  $      -  $4,240  $4,241  $848,150

P. C. Ackerman    29,738     296,625      67,500    66,487         -    4,950    29,700       -       -   495,000

A. M. Cellino      8,013     111,307      33,969     6,488         -      404         -       -      69   160,250

J. P. Pawlowski   11,850     145,871      66,410    11,897         -      804         -       5     163   237,000

G. T. Wehrlin     11,850      33,781      15,379     2,755     7,110      186   165,900       1      38   237,000


-------  -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries

                            DISTRIBUTION CORPORATION
                            ------------------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                            Common Expenses
                            -------------------------------------------------------------------------------------

                                                      Corporate     Materials               Industrial   Accounts
Receiving Company           Executive   Purchasing  Communications  Management  Accounting  Engineering  Payable
-----------------           ---------   ----------  --------------  ----------  ----------  -----------  -------
Supply Corporation            $524        $236           $184          $55         $819        $ 75        $210
Seneca Resources               377           -              6            -          156           -           -
UCI                              -           -              -            -            -           -           -
Highland                        29           -              -            -           10           -           -
Data-Track                       -           -              -            -            -           -           -
NFR                              5           -              -            -            2           -           -
Leidy Hub                        -           -              -            -            -           -           -
Horizon                          -           -              -            -            -           -           -
Parent Company                   -           -              -            -            -           -           -
NIM                              -           -              -            -            -           -           -
Upstate Energy                   -           -              -            -            -           -           -
                              ----        ----           ----          ---         ----        ----        ----
                              $935        $236           $190          $55         $987        $ 75        $210
                              ====        ====           ====          ===         ====        ====        ====

                                                            Common Expenses
                            -----------------------------------------------------------------------------------
                              Data           Human                             Government      Benefit
Receiving Company           Processing     Resources     Legal     Finance       Affair        Services     CPR
-----------------           ----------     ---------     -----     -------     ----------      --------     ---
Supply Corporation             $282          $248        $ 48       $662          $86            $259      $245
Seneca Resources                 14            19          34        102            -             186         -
UCI                               -             -           -          -            -               -         -
Highland                          -             2           3          6            -              14         -
Data-Track                        -             -           -          -            -               -         -
NFR                               -             -           -          1            -               3         -
Leidy Hub                         -             -           -          -            -               -         -
Horizon                           -             -           -          -            -               -         -
Parent Company                    -             -           -          -            -               -         -
NIM                               -             -           -          -            -               -         -
Upstate Energy                    -             -           -          -            -               -         -
                               ----          ----        ----       ----          ---            ----      ----
                               $296          $269        $ 85       $771          $86            $462      $245
                               ====          ====        ====       ====          ===            ====      ====

                               Common Expenses
                            ------------------
                                        Total           Total      Total    Convenience or      Total Service
                                        Common         Clearing    Direct    Accommodation       Rendered By
Receiving Company           Payroll     Expense        Charges*   Charges*    Payments*     Statutory Subsidiaries
-----------------           -------     -------        --------   --------  --------------  ----------------------
Supply Corporation           $184       $4,117          $3,128     $3,664      $10,273             $21,182
Seneca Resources                -          894             120        193        1,485               2,692
UCI                             -            -               -          -          107                 107
Highland                        -           64              12         10           84                 170
Data-Track                      -            -               -         16           16                  32
NFR                             -           11              23          9          173                 216
Leidy Hub                       -            -               -         14            -                  14
Horizon                         -            -               -        413           48                 461
Parent Company                  -            -               9        152           57                 218
NIM                             -            -               -          -           (3)                 (3)
Upstate Energy                  -            -               -          -            4                   4
                             ----       ------          ------     ------      -------             -------
                             $184       $5,086          $3,292     $4,471      $12,244             $25,093
                             ====       ======          ======     ======      =======             =======


* Analysis of Clearing Charges, Direct Charges & Convenience or Accommodation Payments is presented on pages 26 and 27.

-------  -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries

                            DISTRIBUTION CORPORATION
                            ------------------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                            Clearing Charges
                            ---------------------------------------------------------------------------
                            Material                                                           Total
                            Issue &                                       Data    Messenger   Clearing
Receiving Company           Transfer Telecommunications Rental Postage Processing  Expense     Charges
-----------------           -------- ------------------ ------ ------- ---------- ---------   ---------
Supply Corporation            $778          $164         $19     $6      $2,065     $ 96       $3,128
Seneca Resources                 -            25           -      -          93        2          120
UCI                              -             -           -      -           -        -            -
Highland                         -             -           -      -           6        6           12
Data-Track                       -             -           -      -           -        -            -
NFR                              2            13           -      -           1        7           23
Leidy Hub                        -             -           -      -           -        -            -
Horizon                          -             -           -      -           -        -            -
Parent Company                   -             -           1      -           8        -            9
NIM                              -             -           -      -           -        -            -
Upstate Energy                   -             -           -      -           -        -            -
                              ----          ----         ---     --      ------     ----       ------
                              $780          $202         $20     $6      $2,173     $111       $3,292
                              ====          ====         ===     ==      ======     ====       ======

                                                            Direct Charges
                            ----------------------------------------------------------------------------------------
                                        Telecom-                             Contract      Corporate
Receiving Company           Land  MMD  munications  Insurance  Operations  Administration  Communication  Accounting
-----------------           ----- ---  -----------  ---------  ----------  --------------  -------------  ----------
Supply Corporation          $267  $2      $25         $390       $2,161         $65             $4           $ -
Seneca Resources               -   -        -            -           19           -              -             -
UCI                            -   -        -            -            -           -              -             -
Highland                       -   -        -            -            -           -              -             -
Data-Track                     -   -        -            -            -           -              -             -
NFR                            -   -        -            -            -           -              -             -
Leidy Hub                      -   -        -            -            -           -              -             -
Horizon                        -   -        -            -            -           -              -            27
Parent Company                 -   -        -            -            -           -              -             1
NIM                            -   -        -            -            -           -              -             -
Upstate Energy                 -   -        -            -            -           -              -             -
                            ----  --      ---         ----       ------         ---             --           ---
                            $267  $2      $25         $390       $2,180         $65             $4           $28
                            ====  ==      ===         ====       ======         ===             ==           ===

                                                            Direct Charges
                            ------------------------------------------------------------------------------------
                                                Government               Gas                  Revenue     OMS
Receiving Company           Legal   Purchasing   Affairs     Finance   Planning   Executive   Recovery   General
-----------------           -----   ----------  ----------   -------   --------   ---------   --------   -------
Supply Corporation           $8         $2         $221       $164       $27        $258        $ -        $23
Seneca Resources              -          -            -         32         -         140          -          -
UCI                           -          -            -          -         -           -          -          -
Highland                      -          -            -          -         -          10          -          -
Data-Track                    -          -            -          -         -           -          2          -
NFR                           1          -            -          6         -           2          -          -
Leidy Hub                     -          -            -          -         -          14          -          -
Horizon                       -          -            -         60         -         326          -          -
Parent Company                5          -            -         29         -         106          -          -
NIM                           -          -            -          -         -           -          -          -
Upstate Energy                -          -            -          -         -           -          -          -
                            ---         --         ----       ----       ---        ----        ---        ---
                            $14         $2         $221       $291       $27        $856        $ 2        $23
                            ===         ==         ====       ====       ===        ====        ===        ===


                                                            Direct Charges
                            ------------------------------------------------------------------------------------
                                                                                                         Total
                            Benefit      Credit                     Quality                              Direct
Receiving Company           Services  Administration  Engineering  Assurance                             Charges
-----------------           --------  --------------  -----------  ---------                             -------
Supply Corporation            $ -         $ -             $11         $36                                $3,664
Seneca Resources                2           -               -           -                                   193
UCI                             -           -               -           -                                     -
Highland                        -           -               -           -                                    10
Data-Track                      -          14               -           -                                    16
NFR                             -           -               -           -                                     9
Leidy Hub                       -           -               -           -                                    14
Horizon                         -           -               -           -                                   413
Parent Company                 11           -               -           -                                   152
NIM                             -           -               -           -                                     -
Upstate Energy                  -           -               -           -                                     -
                              ---         ---             ---         ---                                ------
                              $13         $14             $11         $36                                $4,471
                              ===         ===             ===         ===                                ======

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                            DISTRIBUTION CORPORATION
                            ------------------------
                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                               Receiving Company
                     ------------------------------------------------------------------
                     Parent    Supply     Seneca       Data-              Leidy
                     Company Corporation Resources UCI Track Highland NFR  Hub  Horizon
                     ------- ----------- --------- --- ----- -------- ---  ---  -------

Material              $  2    $   849   $    1   $  - $ -     $ -   $  1 $-    $ -
Rents                    -        174        -      -   -       -      -  -      -
Transportation           -         11        -      -   -       -      -  -      -
Utilities                -        469       89      -   8       -     26  -      -
Contractors &
 Outside Services      105      1,495       12      2   3       1     16  -      2
Equipment Purchases
 & Rentals               1        663        2      -   -       -      8  -      2
Employee Benefits       24      3,058       54      -   -       7     49  -     24
Office Expense           3        899       15     19   3       1     44  -      6
Dues & Subscriptions    67        308        -      -   -       -      -  -      -
Other Insurance          -      2,115    1,278      -   -      75     21  -     12
Injuries & Damages       -         72       27     83   -       -      -  -      -
Other                 (145)       150        7      3   1       -      8  -      2
Advertising              -         10        -      -   1       -      -  -      -
Postage                  -          -        -      -   -       -      -  -      -
                      ----     ------   ------   ---- ---     ---   ---- --    ---

                      $ 57    $10,273   $1,485   $107 $16     $84   $173 $-    $48
                      ====    =======   ======   ==== ===     ===   ==== ==    ===



                              Receiving Company
                                   Upstate
                           ---------------------------
                           NIM     Energy      Total
                           ---     ------      -----

Material                   $ -       $-        $   853
Rents                        -        -            174
Transportation               -        -             11
Utilities                    -        -            592
Contractors &
 Outside Services            -        1          1,637
Equipment Purchases
 & Rentals                  (3)       1            674
Employee Benefits            -        -          3,216
Office Expense               -        2            992
Dues & Subscriptions         -        -            375
Other Insurance              -        -          3,501
Injuries & Damages           -        -            182
Other                        -        -             26
Advertising                  -        -             11
Postage                      -        -              -
                           ---       --        -------

                           $(3)      $4        $12,244
                           ====      ==        =======

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                               SUPPLY CORPORATION
                               ------------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                            Clearing Accounts                     Direct Charges
                   ------------------------------------  -----------------------------
                               Material         Total
                   Production  Issue &  Rental Clearing            Interstate
Receiving Company   Clearing   Transfer Clear  Charges   Insurance Marketing   Finance
-----------------   --------   -------- -----  -------   --------- ----------   -------

Distribution Corp.    $  -      $1,962  $2,700  $4,662      $41       $44       $  -
Seneca Resources       231          (1)      -     230        -         -          -
Horizon                  -           -      15      15        -         -        196
Highland                 -           -       -       -        -         -          -
Data Track               -           -       -       -        -         -          -
NFR                      -           -       -       -        -         -          -
Leidy Hub                -           -       -       -        -         -          -
Parent Company           -           -       7       7        -         -          -
Upstate Energy           -           -       -       -        -         -          -
                      ----      ------  ------  ------      ---       ---       ----

                      $231      $1,961  $2,722  $4,914      $41       $44       $196
                      ====      ======  ======  ======      ===       ===       ====


                                               Direct Charges Continued
                    ----------------------------------------------------------------------
                                   Operations,
                                 Construction &
                                  Human            Gas                  Customer
Receiving Company  Engineering  Resources  Land  Control  Executive     Service      Legal
-----------------  -----------  ---------  ----  -------  ---------     --------     -----

Distribution Corp.   $175         $106     $268  $1,058      $148        $1,974       $29
Seneca Resources        -            -       36       -        13            60         -
Horizon                 -            -        -       -       234             -         -
Highland                -            -        -       -         3             -         -
Data Track              -            -        -       -         6             -         -
NFR                     -            -        -       -         6             -         -
Leidy Hub               -            -        -       -         -             -         -
Parent Company          -            2        -       -       115             -         -
Upstate Energy          -            -        -       -         -             -         -
                     ----         ----     ----  ------      ----        ------       ---

                     $175         $108     $304  $1,058      $525        $2,034       $29
                     ====         ====     ====  ======      ====        ======       ===


                                                             Total Services
                     Total     Total     Convenience or       Rendered By
                    Direct    Clearing   Accommodation         Statutory
Receiving Company   Charges   Charges      Payments*          Subsidiaries
-----------------   -------   -------      ---------          ------------

Distribution Corp.  $3,843     $4,662        $1,418              $ 9,923
Seneca Resources       109        230            92                  431
Horizon                430         15             4                  449
Highland                 3          -            16                   19
Data Track               6          -             1                    7
NFR                      6          -             3                    9
Leidy Hub                -          -             -                    -
Parent Company         117          7            34                  158
Upstate Energy           -          -             7                    7
                    ------     ------        ------              -------

                    $4,514     $4,914        $1,575              $11,003
                    ======     ======        ======              =======


* Analysis of Convenience or Accommodation Payments is presented on page 29.

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                               SUPPLY CORPORATION
                               ------------------
                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                          Receiving Company
                       Parent   Distribution   Seneca    Horizon
                       Company  Corporation   Resources  Energy   Highland
                       -------  -----------   ---------  ------   --------

Material                 $ -       $  254       $ 9        $2       $ -
Rents                      -            -         -         -         -
Transportation             -            7         -         -         -
Utilities                  -           97         -         -         -
Contractors &
 Outside Services          -          150         -         -         -
Equipment Purchases
 & Rentals                 -          297         -         -         -
Employee Benefits         34          189         5         2         1
Office Expense             -           82         4         -         -
Dues & Memberships         -           37         -         -         -
Other                      -          229        74         -        15
Other Insurance            -           66         -         -         -
Postage                    -            3         -         -         -
Advertising                -            4         -         -         -
Environmental              -            3         -         -         -
                         ---       ------       ---        --       ---

                         $34       $1,418       $92        $4       $16
                         ===       ======       ===        ==       ===


                              Receiving Company
                      -----------------------------------------
                      Data-                  Upstate
                      Track  NFR  Leidy Hub  Energy       Total
                      -----  ---  ---------  ------       -----

Material               $-    $-      $-        $-         $  265
Rents                   -     -       -         -              -
Transportation          -     -       -         7             14
Utilities               -     1       -         -             98
Contractors &
 Outside Services       -     -       -         -            150
Equipment Purchases
 & Rentals              -     -       -         -            297
Employee Benefits       1     2       -         -            234
Office Expense          -     -       -         -             86
Dues & Memberships      -     -       -         -             37
Other                   -     -       -         -            318
Other Insurance         -     -       -         -             66
Postage                 -     -       -         -              3
Advertising             -     -       -         -              4
Environmental           -     -       -         -              3
                       --    --      --        --         ------

                       $1    $3      $-        $7         $1,575
                       ==    ==      ==        ==         ======

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                SENECA RESOURCES
                                ----------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                                           Total
                                                                          Services
                                                         Convenience or  Rendered By
                                   Timber                Accommodation    Statutory
Receiving Company                  Sales     Operations     Payments     Subsidiaries
-----------------                  -----     ----------     --------     ------------

Supply Corporation                $     -      $  625         $ (8)        $   617
Highland                           13,280           -           49          13,329
NFR                                     -       1,928           48           1,976
Upstate Energy                          -         112           15             127
Parent Company                          -           -            6               6
                                  -------      ------         ----         -------

                                  $13,280      $2,665         $110         $16,055
                                  =======      ======         ====         =======


                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------

                                        Receiving Company
                     Parent   Upstate    Supply
                     Company  Energy   Corporation   NFR  Highland  Total
                     -------  ------   -----------   ---  --------  -----

Other                  $6       $15        $(8)      $48     $49    $110
                       --       ---        ---       ---     ---    ----

                       $6       $15        $(8)      $48     $49    $110
                       ==       ===        ===       ===     ===    ====

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Concluded)

  (2)  Services rendered by Statutory Subsidiaries (Concluded)


                                    HIGHLAND
                                    --------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                 Total Services
                                                  Rendered By
                               Convenience         Statutory
Receiving Company               Payments          Subsidiaries
-----------------               --------          ------------

Seneca Resources                  $328                $328

Supply Corporation                   3                   3
                                  ----                ----

                                  $331                $331
                                  ====                ====


                                   DATA-TRACK
                                   ----------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                        Total Services
                                                         Rendered by
                                         Collection       Statutory
Receiving Company                         Services       Subsidiaries
-----------------                         --------       ------------

Distribution Corporation                    $193             $193

National Fuel Resources                       15               15
                                            ----             ----


                                            $208             $208
                                            ====             ====


        (3)     Services rendered by Registrant

                No services were rendered for a charge by the Registrant to any of its subsidiaries during the fiscal year ended September 30, 1999.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)
-------  -----------------------------------------------------

Part II. Contracts to purchase services or goods between any System company and any affiliate at September 30, 1999:

                 None

Part III. Employment of any person by any System company for the performance on a continuing basis of management services:

                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
           --------------       ---------------------------      -------------

           Robert Davis         Performs management and            $100,000
                                consulting services for
                                Highland.

           Joseph Maljovec      Performs management and            $ 63,728
                                consulting services for
                                Highland.


ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
-------  --------------------------------------------------

Part I.  A.       Interests in Foreign Utility Companies

                  1.       Severoceske teplarny, a.s. and Teplarna Liberec, a.s.

                           (a)      Severoceske teplarny, a.s. (SCT)
                                    J. Seiferta 2179
                                    434 01 Most
                                    Czech Republic

                                    Teplarna Liberec, a.s. (TL)
                                    Dr. M. Horakove 641/34a
                                    460 01 Liberec
                                    Czech Republic

                                    SCT generates and supplies steam heat to customers in the Czech Republic. It has been designated as a foreign utility company because it owns a 70% interest (common equity) in TL. TL has been designated as a foreign utility company because it owns and operates a 12 MW steam powered electric generation turbine and sells the electricity produced at wholesale.

                                    Horizon Energy Development, Inc. (Horizon) owns 100% of the capital stock of Horizon Energy Holdings, Inc. ("HEHI") which owns 100% of the capital stock of Horizon Energy Development B.V. ("HEDBV") which owns 82.87% of the capital stock of SCT, which owns 70% of the capital stock of TL.

                           (b) Horizon owns 100% of the capital stock of HEHI. Such investment was valued at $116,416,000 as of September 30, 1999. HEHI owns  100% of the  capital  stock of  HEDBV.
                                    Such  investment was valued at  $116,416,000
                                    as of September 30, 1999. HEDBV owned 82.87% of the capital stock of consolidated SCT and such investment was valued at $42,999,000 as of September 30, 1999. SCT owns 70% of the capital stock of TL. Such investment was valued at $9,998,000 as of September 30, 1999. The financial statements of Horizon and its subsidiaries are found on pages 54 through 88 of this Form U5S.

-------  --------------------------------------------------------------



                                    There  are  no  debts  or  other   financial
                                    obligations  of HEHI,  HEDBV,  SCT or TL for
                                    which   there  is   recourse,   directly  or
                                    indirectly,   to  the   registered   holding
                                    company or another system company. There are no direct or indirect guarantees of any securities of TL by the registered holding company. There have been no transfers of any assets from any system company to TL.

                           (c) The ratio of debt to common equity of SCT was 11.18% at September 30, 1999. TL had no debt outstanding at September 30, 1999. The earnings of SCT and TL for the twelve months ended September 30, 1999 (net of minority interest) were $2,692,000 and $468,000, respectively.  The  financial  statements of
                                    SCT and TL are found on pages 74 through 78 of this Form U5S.

                           (d) There are management support agreements between Horizon Energy Development, s.r.o.
                                    (HED)   and   SCT  and   TL.   Under   these
                                    agreements, HED agrees to provide management
                                    services (i.e., strategic, legal, marketing,
                                    public    relations   and   human   resource
                                    services) to both SCT and TL. The  agreement
                                    with  SCT  calls  for  SCT  to pay  HED  CZK
                                    3,000,000   on  a   quarterly   basis.   The
                                    agreement with TL also calls for a quarterly payment of CZK 2,250,000 to HED.

                                    There is a service agreement between SCT and
                                    TL calling  for TL to pay SCT CZK  1,500,000
                                    on  a  monthly   basis.   The  services  SCT
                                    provides are similar to those described above.

                  2.       Prvni severozapadni teplarenska, a.s.

                           (a) Prvni severozapadni teplarenska, a.s. (PSZT) Komorany u Mostu
                                    434 03 Most
                                    Czech Republic

                                    PSZT generates and supplies steam heat to customers in the Czech Republic. PSZT also generates electric energy for sale. PSZT has been designated as a foreign utility company because it owns and operates a coal-fired electric generation plant with generating capacity of 236 MW and sells the electricity it produces at wholesale.

                                    Horizon owns 100% of the capital stock of HEHI which owns 100% of the capital stock of HEDBV which owns 86.2% of the capital stock of PSZT.

                           (b) Horizon owns 100% of the capital stock of HEHI. Such investment was valued at $116,416,000 as of September 30, 1999. HEHI owns  100% of the  capital  stock of  HEDBV.
                                    Such  investment was valued at  $116,416,000
                                    at September  30, 1999.  As of September 30,
                                    1998, HEDBV owned 86.2% of the capital stock of PSZT and such investment was valued at $73,325,000. The financial statements of Horizon and its subsidiaries are found on pages 54 through 88 of this Form U5S.

-------  --------------------------------------------------------------

                                    As of September 30, 1999 there were no debts or other financial obligations of HEHI, HEDBV or PSZT for which there was recourse, directly or indirectly, to the registered holding company or another system company other than amounts lent by Horizon to PSZT under a loan agreement between those two parties. At September 30, 1999, PSZT owed $22,100,000 under the terms of that loan agreement.

                                    There are no direct or  indirect  guarantees
                                    of any  securities of PSZT by the registered
                                    holding   company.   There   have   been  no
                                    transfers of any assets from any system company to PSZT.

                           (c) The ratio of debt to common equity of PSZT was 107.38% at September 30, 1999. The earnings of PSZT for the twelve months ended September 30, 1999 (net of minority interest) were $4,402,000. The financial statements of PSZT are found on pages 79 through 83 of this Form U5S.

                           (d) There is a management support agreement between HED and PSZT. Under this agreement, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to PSZT. The agreement with PSZT calls for PSZT to pay HED CZK 4,500,000 on a quarterly basis.

                  3.       Teplarna Kromeriz, a.s.

                           (a)      Teplarna Kromeriz, a.s. (Kromeriz)
                                    Na Sadkach 3572
                                    767 01 Kromeriz
                                    Czech Republic

                                    Kromeriz generates and supplies steam heat to customers in the Czech Republic. It has been designated as a foreign utility company because it has developed initial plans to add a 38 MW simple-cycle electric generating unit at its site.

                                    Horizon owns 100% of the capital stock of HEHI which owns 100% of the capital stock of HEDBV which owns 100% of the business shares of Power Development, s.r.o., (PD)(a limited liability company) which owns 100% of the capital stock of Kromeriz.

                           (b) Horizon owns 100% of the capital stock of HEHI. Such investment was valued at $116,416,000 as of September 30, 1999. HEHI owns  100% of the  capital  stock of  HEDBV.
                                    Such  investment was valued at  $116,416,000
                                    at September  30,  1999.  HEDBV owns 100% of
                                    the business  shares of PD. Such  investment
                                    was valued at  $1,469,000  at September  30,
                                    1999.  PD owns 100% of the capital  stock of
                                    Kromeriz.  Such  investment  was  valued  at
                                    $493,000  at   September   30,   1999.   The
                                    financial statements of Horizon and its subsidiaries are found on pages 54 through 88 of this Form U5S.

-------  --------------------------------------------------------------

                                    There  are  no  debts  or  other   financial
                                    obligations of HEHI,  HEDBV,  PD or Kromeriz
                                    for which  there is  recourse,  directly  or
                                    indirectly,   to  the   registered   holding
                                    company or another system company. There are
                                    no  direct  or  indirect  guarantees  of any
                                    securities  of  Kromeriz  by the  registered
                                    holding   company.   There   have   been  no
                                    transfers of any assets from any system company to Kromeriz.

                           (c)      Debt   to   common   equity   ratio   -  Not
                                    Applicable.
                                    Kromeriz posted a $146,000 net loss for the twelve months ended September 30, 1999. The financial statements of Kromeriz are found on pages 84 through 88 of this Form U5S.

                           (d) There is a management support agreement between HED and Kromeriz. Under this agreement, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to Kromeriz. The agreement with Kromeriz calls for Kromeriz to pay HED CZK 100,000 on a monthly basis.

         B.       Interests in Exempt Wholesale Generators

                           (a)      NFR Power, Inc. (Power)
                                    165 Lawrence Bell Drive
                                    Suite 120
                                    Williamsville, New York  14221

                                    Power does not yet generate electricity, but Power has been designated as an exempt wholesale generator by the Federal Energy Regulatory Commission. The Registrant owns 100% of the capital stock of Power.

                           (b) The Registrant owns 100% of the capital stock of Power. As of September 30, 1999, such investment was valued at $(59,000). The financial statements of Power are found on pages 40 through 53 of this Form U5S.

                                    As of  September  30,  1999,  there  were no
                                    debts  or  other  financial  obligations  of
                                    Power for which there was recourse, directly
                                    or  indirectly,  to the  registered  holding
                                    company or another system company other than
                                    amounts  lent by  National  Fuel  Resources,
                                    Inc. to Power under a demand note and a line
                                    of  credit   agreement   between  those  two
                                    partners.  At September 30, 1999, Power owed
                                    $324,000 under those instruments.

                                    There are no direct or  indirect  guarantees
                                    of any securities of Power by the registered
                                    holding   company.   There   have   been  no
                                    transfers of any assets from any system company to Power.

                           (c) The ratio of debt to common equity of Power was in excess of 100% at September 30, 1999. Power posted a net loss of $80,000 for the twelve months ended September 30, 1999 (Power was capitalized by the Registrant in June, 1999.). The financial statements of Power are found on pages 40 through 53 of this Form U5S.

                           (d)      There are no services, sales or construction
                                    contracts   between  Power  and  any  system
                                    company.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)
-------  --------------------------------------------------------------


Part II Relationship of Exempt Wholesale Generators and Foreign Utility Companies to System Companies

                  Organization charts showing the relationships of Kromeriz, SCT, TL, PSZT and Power to system companies are provided as Exhibits H-1, H-2, H-3 and H-4 to this Form U5S.

Part III Aggregate Investment in Exempt Wholesale Generators and Foreign Utility Companies

                  The Registrant's aggregate investment in exempt wholesale generators and foreign utility companies at September 30, 1999 was $116,758,000. The aggregate investment in foreign utility companies and exempt wholesale generators was 25.2% of its aggregate capital investment in Distribution Corporation, the Registrant's domestic public utility subsidiary. The aggregate investment amounts used in this calculation represent the common stock equity of the companies involved.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
--------  ---------------------------------

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 1999
                               ------------------

                                                                         Page
                                                                         ----

National Fuel Gas Company and Subsidiaries:
Report of Independent Accountants                                         39
Consolidating and Consolidated Balance Sheet at September 30, 1999       40-43
Consolidating and Consolidated Statement of Income for the Fiscal
  Year Ended September 30, 1999                                          44-45
Consolidating and Consolidated Statement of Earnings Reinvested in
  the Business for the Fiscal Year Ended September 30, 1999              46-47
Consolidating and Consolidated Statement of Cash Flows for the
  Fiscal Year Ended September 30, 1999                                   48-51
Consolidating and Consolidated Statement of Comprehensive Income
  for the Fiscal Year Ended September 30, 1999                           52-53

Horizon Energy Development, Inc. (Horizon):
Consolidating Balance Sheet at September 30, 1999                         54
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1999                                                      55
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1999                            56
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1999                                                57
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 1999                                                58

Horizon Energy Holdings:
Consolidating Balance Sheet at September 30, 1999                         59
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1999                                                      60
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1999                            61
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1999                                                62
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 1999                                                63

Horizon Energy Development B.V. (Horizon B.V.):
Consolidating Balance Sheet at September 30, 1999                        64-65
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1999                                                     66-67
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1999                           68-69
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1999                                               70-71
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 1999                                               72-73

Severoceske teplarny, a.s. (SCT):
Consolidating Balance Sheet at September 30, 1999                         74
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1999                                                      75
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1999                            76
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1999                                                77
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 1999                                                78

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (Concluded)
--------  ---------------------------------------------

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 1999
                               ------------------

                                                                         Page
                                                                         ----

Prvni severozapadni teplarenska, a.s. (PSZT):
Consolidating Balance Sheet at September 30, 1999                         79
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1999                                                      80
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1999                            81
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1999                                                82
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 1999                                                83

Power Development, s.r.o. (Power Development):
Consolidating Balance Sheet at September 30, 1999                         84
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1999                                                      85
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1999                            86
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1999                                                87
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 1999                                                88


Notes to Consolidated Financial Statements                                 *



*   The  Notes  to  Consolidated  Financial  Statements  included  in  Item 8 of
    National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, are incorporated herein by reference.

                        REPORT OF INDEPENDENT ACCOUNTANTS






To the Board of Directors
and Shareholders of
National Fuel Gas Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 10 on Pages 37 and 38 present fairly, in all material respects, the financial position of National Fuel Gas Company and its subsidiaries at September 30, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on Pages 40 through 88 is presented for purposes of additional analysis rather than to present financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on Pages 40 through 88 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.



PricewaterhouseCoopers LLP
Buffalo, New York
October 25, 1999


                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1999
                             (THOUSANDS OF DOLLARS)

                                  National    National                          Highland                  Data-Track
                      National    Fuel Gas    Fuel Gas     Seneca       Leidy    Land &      Utility       Account
                      Fuel Gas  Distribution   Supply     Resources      Hub,   Minerals,  Constructors,  Services,
                      Company      Corp.        Corp.    Corporation     Inc.      Inc.         Inc.         Inc.
                      --------  ------------  --------   ------------   -----   ---------  -------------  ---------
    ASSETS

PROPERTY, PLANT
  & EQUIPMENT      $      132   $1,253,968   $747,791     $1,041,230    $    3   $56,030      $    -        $ 69
-------------

Less: Accumulated
 Depreciation,
 Depletion and
 Amortization             125      334,326    281,267        330,805         3     2,738           -           6
                   ----------   ----------   --------     ----------    ------   -------      ------        ----
                            7      919,642    466,524        710,425         -    53,292           -          63
                   ----------   ----------   --------     ----------    ------   -------      ------        ----

CURRENT ASSETS:
---------------
  Cash and Temporary
    Cash Investments    7,527        2,079        219          2,029        96       123         145          87
  Notes Receivable
    -Intercompany     502,300            -          -         14,800       700         -           -         600
  Allowance for
    Uncollectible
    Accounts                -       (6,163)         -            (92)        -         -           -           -
  Accounts Receivable
    -Intercompany      19,532        4,775      9,666          2,018         3        20           4         200
  Accounts Receivable     494       51,868     11,939         21,442         -     1,409         125          35
  Unbilled Utility
    Revenue                 -       17,368          -              -         -         -           -           -
  Dividends Receivable
    -Intercompany      17,289            -          -              -         -         -           -           -
  Materials and
    Supplies - at
    average cost            -        3,747      9,756          1,248         -     1,502           -           -
  Gas Stored
    Underground             -       31,839          -              -         -         -           -           -
  Unrecovered
    Purchased
    Gas Costs               -        4,576          -              -         -         -           -           -
  Prepayments             574       21,808      4,762          5,443         6     2,410           -           -
                   ----------   ----------   --------     ----------    ------   -------      ------        ----
                      547,716      131,897     36,342         46,888       805     5,464         274         922
                   ----------   ----------   --------     ----------    ------   -------      ------        ----

OTHER ASSETS:
-------------
  Recoverable Future
    Taxes                   -       82,779      4,945              -         -         -           -           -
  Unamortized Debt
    Expense             6,494       11,430      6,563              -         -         -           -           -
  Other Regulatory
    Assets              4,949       14,523      5,742              -         -         -           -           -
  Deferred Charges      3,056        1,958      4,645          6,642         2         -           -           -
  Investment in
    Associated
    Companies         873,169            -         61              -         -         -           -           -
  Notes Receivable -
    Intercompany      774,000            -          -              -         -         -           -           -
  Other                10,235       15,957      7,666          1,705       137         -        1,802          -
                   ----------   ----------   --------     ----------    ------   -------       ------       ----
                    1,671,903      126,647     29,622          8,347       139         -        1,802          -
                   ----------   ----------   --------     ----------    ------   -------       ------       ----
                   $2,219,626   $1,178,186   $532,488     $  765,660    $  944   $58,756       $2,076       $985
                   ==========   ==========   ========     ==========    ======   =======       ======       ====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.







               Horizon
 National       Energy                 Seneca    Niagara
   Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing  Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments     Dr (Cr)      Subsidiaries
---------   --------------   -------  --------  ---------  ------  -------------  -------------   ------------




  $   786      $283,528      $   -    $    -       $ -     $  -     $3,383,537    $         -     $3,383,537




      297        80,076          -         -         -        -      1,029,643              -      1,029,643
  -------      --------      -----    ------       ---     ----     ----------    -----------     ----------
      489       203,452          -         -         -        -      2,353,894              -      2,353,894
  -------      --------      -----    ------       ---     ----     ----------    -----------     ----------



    1,348        15,210          7        69         1       15         28,955            267         29,222

    1,724             -          -         -         -        -        520,124       (520,124)             -


     (836)         (750)         -         -         -        -         (7,841)             -         (7,841)

       55             -         97         -         -        -         36,370        (36,370)             -
    9,220        16,588          2         -         -       15        113,137              -        113,137

        -         1,306          -         -         -        -         18,674              -         18,674

        -             -          -         -         -        -         17,289        (17,289)             -


        -         7,134          -         -         -        -         23,387            (37)        23,350

    6,250             -      3,010         -         -        -         41,099              -         41,099


        -             -          -         -         -        -          4,576              -          4,576
      (27)           97          -         -         -        -         35,073             (1)        35,072
  -------      --------      -----    ------       ---     ----     ----------    -----------     ----------
   17,734        39,585      3,116        69         1       30        830,843       (573,554)       257,289
  -------      --------      -----    ------       ---     ----     ----------    -----------     ----------



        -             -          -         -         -        -         87,724              -         87,724

        -             -          -         -         -        -         24,487         (2,770)        21,717

        -             -          -         -         -        -         25,214              -         25,214
      210             -          -         -         -        -         16,513         (2,247)        14,266


        -             -          -         -         -        -        873,230       (873,230)             -

        -             -          -         -         -        -        774,000       (774,000)             -
      243        12,005          -    10,404         -      199         60,353         22,129         82,482
  -------      --------     ------   -------       ---     ----     ----------    -----------     ----------
      453        12,005          -    10,404         -      199      1,861,521     (1,630,118)       231,403
  -------      --------     ------   -------       ---     ----     ----------    -----------     ----------
  $18,676      $255,042     $3,116   $10,473       $ 1     $229     $5,046,258    $(2,203,672)    $2,842,586
  =======      ========     ======   =======       ===     ====     ==========    ===========     ==========



                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1999
                             (THOUSANDS OF DOLLARS)


                                     National   National                        Highland                Data-Track
                          National   Fuel Gas   Fuel Gas     Seneca      Leidy   Land &      Utility     Account
                          Fuel Gas Distribution  Supply     Resources     Hub,  Minerals, Constructors, Services,
                          Company     Corp.       Corp.    Corporation    Inc.    Inc.         Inc.        Inc.
                          -------- -----------  --------   -----------   -----  --------- ------------- -----------
CAPITALIZATION
AND LIABILITIES
---------------

CAPITALIZATION:
---------------
  Common Stock $1 Par
    Value; Authorized -
    200,000,000 Shares;
    Issued and
    Outstanding -
    38,837,499 Shares   $   38,837   $        -  $      -    $      -    $    -   $     -     $    -       $  -
  Capital Stock of
    Subsidiaries                 -       59,170    25,345         500         4         5          1          1
  Paid in Capital          431,952      121,668    35,894     104,035     1,365       445      2,559        499
  Earnings  Reinvested
    in the Business        472,517      282,793   204,776     (18,776)     (651)    4,955     (1,016)       228
  Accumulated Other
    Comprehensive
    Income                  (4,013)           -         -           -         -         -          -          -
                        ----------   ----------  --------    --------    ------   -------     ------       ----
  Total Common
    Stock Equity           939,293      463,631   266,015      85,759       718     5,405      1,544        728

  Long-Term Debt,
    Net of Current
    Portion                774,000          983       308       1,730         -         -          -          -
  Notes Payable -
    Intercompany                 -      249,000   115,000     320,000         -         -          -          -
                        ----------   ----------  --------    --------    ------   -------     ------       ----
Total Capitalization     1,713,293      713,614   381,323     407,489       718     5,405      1,544        728
                        ----------   ----------  --------    --------    ------   -------     ------       ----

Minority Interest in
  Foreign Subsidiaries           -            -         -           -         -         -          -          -
                        ----------   ----------  --------    --------    ------   -------     ------       ----

CURRENT AND ACCRUED
LIABILITIES:
------------
  Notes Payable to
    Banks and
    Commercial Paper       392,300            -         -           -         -         -          -          -
  Notes Payable -
    Intercompany            17,500      114,300    46,200     251,100         -    50,800          -          -
  Current Portion of
    Long-Term Debt          50,000          352       161       2,231         -         -          -          -
  Accounts Payable             141       45,358    12,643      16,355         -        68         32        166
  Amounts Payable to
    Customers                    -        5,934         -           -         -         -          -          -
  Accounts Payable -
    Intercompany             1,068       13,816     7,089       7,323        20     1,488        (21)        10
  Dividends Payable -
    Intercompany                 -        8,700     6,154       2,000         -       200        200          -
  Other Accruals and
    Current Liabilities     40,212       35,531    10,161      (1,991)       85        90        (45)        86
                        ----------   ----------  --------    --------    ------   -------     ------       ----
                           501,221      223,991    82,408     277,018       105    52,646        166        262
                        ----------   ----------  --------    --------    ------   -------     ------       ----

DEFERRED CREDITS:
-----------------
  Accumulated Deferred
    Income  Taxes             (835)     142,582    57,290      70,603       121       336       (259)       (46)
  Taxes Refundable to
    Customers                    -       17,490    (2,676)          -         -         -          -          -
  Unamortized
    Investment Tax
    Credit                       -       10,677       330           -         -         -          -          -
  Other Deferred
    Credits                  5,947       69,832    13,813      10,550         -       369        625         41
                        ----------   ----------  --------    --------    ------   -------     ------       ----
                             5,112      240,581    68,757      81,153       121       705        366         (5)
                        ----------   ----------  --------    --------    ------   -------     ------       ----
                        $2,219,626   $1,178,186  $532,488    $765,660    $  944   $58,756     $2,076       $985
                        ==========   ==========  ========    ========    ======   =======     ======       ====

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.








              Horizon
 National      Energy                 Seneca    Niagara
   Fuel      Development,    Upstate  Indep.     Indep.      NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing   Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company     Inc.   & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------   -------  -------   ---------   ------  -------------  -------------   ------------









  $     -       $      -     $     -   $     -     $ -      $  -    $   38,837    $         -     $   38,837

       10              5           1         1       1         1        85,045        (85,045)             -
    3,490         38,245           -         -       -        20       740,172       (308,220)       431,952

    9,723         (9,383)       (451)      461       -       (80)      945,096       (472,579)       472,517


        -         (4,472)          -         -       -         -        (8,485)         4,472         (4,013)
  -------       --------     -------   -------     ---      ----    ----------    -----------     ----------

   13,223         24,395        (450)      462       1       (59)    1,800,665       (861,372)       939,293



        -         45,722           -         -       -         -       822,743              -        822,743

        -         90,000           -         -       -         -       774,000       (774,000)             -
  -------       --------     -------   -------     ---      ----    ----------    -----------     ----------
   13,223        160,117        (450)      462       1       (59)    3,397,408     (1,635,372)     1,762,036
  -------       --------     -------   -------     ---      ----    ----------    -----------     ----------


        -         27,589           -         -       -         -        27,589              -         27,589
  -------       --------     -------   -------     ---      ----    ----------    -----------     ----------





        -          1,195           -         -       -         -       393,495              -        393,495

        -         26,600       3,700     9,600       -       324       520,124       (520,124)             -

        -         16,864           -         -       -         -        69,608              -         69,608
    1,723         10,396           -         -       -         7        86,889         (4,142)        82,747

        -              -           -         -       -         -         5,934              -          5,934

      247          3,190         123        43       -         -        34,396        (34,396)             -

       35              -           -         -       -         -        17,289        (17,289)             -

      287          3,216        (222)      (84)      -       (43)       87,283             27         87,310
  -------       --------      ------   -------     ---      ----    ----------    -----------     ----------
    2,292         61,461       3,601     9,559       -       288     1,215,018       (575,924)       639,094
  -------       --------      ------   -------     ---      ----    ----------    -----------     ----------



   (1,013)         5,508           -       452       -         -       274,739            269        275,008

        -              -           -         -       -         -        14,814              -         14,814


        -              -           -         -       -         -        11,007              -         11,007

    4,174            367         (35)        -       -         -       105,683          7,355        113,038
  -------       --------      ------   -------     ---      ----    ----------    -----------     ----------
    3,161          5,875         (35)      452       -         -       406,243          7,624        413,867
  -------       --------      ------   -------     ---      ----    ----------    -----------     ----------
  $18,676       $255,042      $3,116   $10,473     $ 1      $229    $5,046,258    $(2,203,672)    $2,842,586
  =======       ========      ======   =======     ===      ====    ==========    ===========     ==========



                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                             (THOUSANDS OF DOLLARS)

                                     National   National                        Highland                Data-Track
                          National   Fuel Gas   Fuel Gas     Seneca      Leidy   Land &      Utility     Account
                          Fuel Gas Distribution  Supply     Resources     Hub,  Minerals, Constructors,  Services,
                          Company     Corp.       Corp.    Corporation    Inc.    Inc.         Inc.         Inc.
                          -------  ------------ --------   -----------   ------ --------- -------------  ---------


OPERATING REVENUE:       $      -    $807,355   $168,783    $168,611     $  -    $23,318      $   -        $184
-----------------        --------    --------   --------    --------     ----    -------      -----        ----

OPERATING EXPENSE:
------------------
  Purchased Gas                 -     399,098      1,395      10,089        -          -          -           -
  Fuel Used in Heat and
   Electric Generation          -           -          -           -        -          -          -           -
  Operation                 3,503     167,675     50,775      45,113       24     19,382          3         188
  Maintenance                   -      13,961      9,855          27        -          -          -           -
  Property, Franchise &
   Other Taxes                511      72,124     11,960       2,974        2        245          1           -
  Depreciation, Depletion
   and Amortization             2      34,215     22,691      61,492        -        646          -           6
  Income Taxes                632      34,741     22,248       4,847        8        935        228           1
                         --------    --------   --------    --------     ----    -------      -----        ----
                            4,648     721,814    118,924     124,542       34     21,208        232         195
                         --------    --------   --------    --------     ----    -------      -----        ----
     Operating Income
      (Loss)               (4,648)     85,541     49,859      44,069      (34)     2,110       (232)        (11)
                         --------    --------   --------    --------     ----    -------      -----        ----


OTHER INCOME:
-------------
  Unremitted Earnings
   of Subsidiaries         45,876           -           -          -        -          -          -           -
  Dividends from
   Subsidiaries            68,356           -           -          -        -          -          -           -
  Interest-Intercompany    75,155          77           -        756       37          -         15          35
  Other                     3,126         916       2,249      1,557        -         21        367           -
                         --------    --------    --------   --------     ----    -------      -----        ----
                          192,513         993       2,249      2,313       37         21        382          35
                         --------    --------    --------   --------     ----    -------      -----        ----
     Income (Loss) Before
      Interest Charges
      and Minority
      Interest in
      Foreign
      Subsidiaries        187,865      86,534      52,108     46,382        3      2,131        150          24
                         --------    --------    --------   --------     ----     ------      -----        ----


INTEREST CHARGES:
-----------------
  Interest on Long-Term
   Debt                    54,501           -           -      5,293        -          -          -           -
  Interest-Intercompany     1,008      25,336      12,030     30,518        -        805          -           -
  Other Interest           17,319       4,323         667          -        -          1          -           -
                         --------    --------    --------   --------     ----    -------      -----        ----
                           72,828      29,659      12,697     35,811        -        806          -           -
                         --------    --------    --------   --------     ----    -------      -----        ----

Minority Interest in
 Foreign Subsidiaries           -           -           -          -        -          -          -           -
                         ---------   --------    --------   --------     ----    -------      -----        ----

Net Income (Loss)
 Available for
 Common Stock            $115,037    $ 56,875    $ 39,411   $ 10,571     $  3    $ 1,325      $ 150        $ 24
                         ========    ========    ========   ========     ====    =======      =====        ====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.







              Horizon
 National      Energy                 Seneca
   Fuel      Development,    Upstate  Indep.     NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Inc.   & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------   ------   -------   ------  -------------  -------------   ------------


 $99,089      $107,045       $1,581    $  -     $  -     $1,375,966      $(112,692)    $1,263,274
 -------      --------       ------    ----     ----     ----------      ---------     ----------


  90,183             -        1,475       -        -        502,240         96,315        405,925

   1,472        54,316            -       -        -         55,788              -         55,788
   4,050        26,217          796       4      122        317,852         17,845        300,007
       -            38            -       -        -         23,881              -         23,881

     183         3,141            4       -        1         91,146              -         91,146

     165        10,473            -       -        -        129,690              -        129,690
   1,138            15         (139)    191      (43)        64,802            (27)        64,829
 -------      --------       ------    ----     ----     ----------      ---------     ----------
  97,191        94,200        2,136     195       80      1,185,399        114,133      1,071,266
 -------      --------       ------    ----     ----     ----------      ---------     ----------

   1,898        12,845         (555)   (195)     (80)       190,567          1,441        192,008
 -------      --------       ------    ----     ----     ----------      ---------     ----------




       -             -            -       -        -         45,876        (45,876)             -

       -             -            -       -        -         68,356        (68,356)             -
      63            25            -       -        -         76,163        (76,163)             -
     327         2,473          395     999        -         12,430            (87)        12,343
 -------      --------       ------    ----     ----     ----------      ---------     ----------
     390         2,498          395     999        -        202,825       (190,482)        12,343
 -------      --------       ------    ----     ----     ----------      ---------     ----------





   2,288        15,343         (160)    804      (80)       393,392       (189,041)       204,351
 -------      --------       ------    ----     ----     ----------      ---------     ----------




       -         5,608            -       -        -         65,402              -         65,402
     193         5,724          100     449        -         76,163         76,163              -
      42           119            -       -        -         22,471            175         22,296
 -------      --------       ------    ----     ----     ----------      ---------     ----------
     235        11,451          100     449        -        164,036         76,338         87,698
 -------      --------       ------    ----     ----     ----------      ---------     ----------


       -        (1,616)           -       -        -         (1,616)             -         (1,616)
 -------      --------       ------    ----     ----     ----------      ---------     ----------



 $ 2,053      $  2,276       $ (260)   $355     $(80)    $  227,740      $(112,703)    $  115,037
 =======      ========       ======    ====     ====     ==========      =========     ==========


Basic Earnings Per Common Share
-------------------------------
  Net Income Available for Common Stock                                                    $ 2.98
                                                                                           ======

Diluted Earnings Per Common Share
---------------------------------
  Net Income Available for Common Stock                                                    $ 2.95
                                                                                           ======

Weighted Average Common Shares Outstanding
------------------------------------------
  Used in Basic Calculation                                                            38,663,981
  Used in Diluted Calculation                                                          39,041,728




                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                             (THOUSANDS OF DOLLARS)


                                     National   National                        Highland                Data-Track
                          National   Fuel Gas   Fuel Gas     Seneca      Leidy   Land &      Utility     Account
                          Fuel Gas Distribution  Supply     Resources     Hub,  Minerals, Constructors,  Services,
                          Company     Corp.       Corp.    Corporation    Inc.    Inc.         Inc.         Inc.
                          -------  ------------ --------   -----------   -----  --------- ------------- ----------
EARNINGS REINVESTED
-------------------
IN THE BUSINESS
---------------

Balance at Beginning
  of Year                $428,112    $260,718   $189,981    $(21,347)    $(654)   $4,430     $(1,166)      $204

Net Income (Loss)
  Available for
  Common Stock            115,037      56,875     39,411      10,571         3     1,325         150         24

Dividends on Common
  Stock (1999 - $1.83
  per share)              (70,632)    (34,800)   (24,616)     (8,000)        -      (800)          -          -
                         --------    --------   --------    --------     -----    ------     -------       ----

Balance at End of Year   $472,517    $282,793   $204,776    $(18,776)    $(651)   $4,955     $(1,016)      $228
                         ========    ========   ========    ========     =====    ======     =======       ====



                     At September 30, 1999
                     ---------------------

Intercompany Eliminations:
--------------------------

Earnings Reinvested in the Business:
  Unremitted Earnings of Subsidiaries
    Since Acquisition                                  $476,842
  Earnings Reinvested in the Business
    of Subsidiaries at Acquisition                        7,095
  Consolidating Adjustment                              (11,358)
                                                       --------
                                                       $472,579
                                                       ========

Net Income Available for Common Stock:
  Subsidiaries-Dividends on
    Common Stock                                       $ 68,356
  Unremitted Earnings of Subsidiaries                    45,876
  Consolidating Adjustment                               (1,529)
                                                       --------
                                                       $112,703
                                                       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.









              Horizon
 National      Energy                 Seneca    Niagara
   Fuel      Development,    Upstate  Indep.     Indep.     NFR    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing  Power,  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------   ------   -------   --------   ------  -------------  -------------   ------------




  $7,810       $(11,659)      $(191)   $106       $  -     $  -      $ 856,344      $(428,232)      $428,112



   2,053          2,276        (260)    355          -      (80)       227,740       (112,703)       115,037



    (140)             -           -       -          -        -       (138,988)        68,356        (70,632)
  ------       --------       -----    ----       ----     ----      ---------      ---------       --------

  $9,723       $ (9,383)      $(451)   $461       $  -     $(80)     $ 945,096      $(472,579)      $472,517
  ======       ========       =====    ====       ====     ====      =========      =========       ========



                                  ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 1999

                             Par or                   Earnings                                  Total Investment
                          Stated Value              Reinvested in   Unremitted   Accumulated     in Associated
                               of          Paid     the Business     Earnings       Other          Companies
                           Subsidiary       in           at            Since     Comprehensive         at
                              Stock       Capital    Acquisition    Acquisition     Income           Equity
                          -----------     -------    -----------    -----------  -------------  ----------------
Registrant:
  Distribution
   Corporation             $59,170       $121,668      $4,636        $278,157      $     -         $463,631
  Supply Corporation        25,345         35,833       2,453         202,323            -          265,954
  Seneca Resources             500        104,035           6         (18,782)           -           85,759
  Leidy Hub                      4          1,365           -            (651)           -              718
  Highland                       5            445           -           4,955            -            5,405
  UCI                            1          2,559           -          (1,016)           -            1,544
  Data-Track                     1            499           -             228            -              728
  NFR                           10          3,490           -           9,723            -           13,223
  Horizon                        5         38,245           -          (9,383)      (4,472)          24,395
  Upstate Energy                 1              -           -            (451)           -             (450)
  Seneca Independence            1              -           -             461            -              462
  Niagara Independence           1              -           -               -            -                1
  NFR Power                      1             20           -             (80)           -              (59)
  Consolidating
   Adjustment                    -              -           -          11,358          500           11,858
                           -------       --------      ------        --------      -------         --------
                            85,045        308,159       7,095         476,842       (3,972)         873,169
Supply Corporation:
  Seneca Resources               -             61           -               -            -               61
                           -------       --------      ------        --------      -------         --------
                           $85,045       $308,220      $7,095        $476,842      $(3,972)        $873,230
                           =======       ========      ======        ========      =======         ========



                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                             (THOUSANDS OF DOLLARS)

                                                                                                             Data-
                                          National    National                       Highland                Track
                               National   Fuel Gas    Fuel Gas    Seneca      Leidy   Land &     Utility    Account
                               Fuel Gas Distribution   Supply    Resources    Hub,   Minerals, Constructors Services,
                               Company     Corp.       Corp.    Corporation    Inc.     Inc.       Inc.       Inc.
                               -------  ------------  --------  -----------   -----  --------- ------------ ---------
OPERATING ACTIVITIES:
---------------------
Net Income (Loss) Available
  for Common Stock             $115,037   $ 56,875    $39,411     $10,571      $  3   $1,325       $150       $24
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
   Unremitted Earnings of
    Subsidiaries                (45,876)         -          -           -         -        -          -         -
   Depreciation, Depletion
    and Amortization                  2     34,215     22,691      61,492         -      646          -         6
   Deferred Income Taxes           (171)     1,489      4,671       6,217         5      167        225       (24)
   Minority Interest in Foreign
    Subsidiaries                      -          -          -           -         -        -          -         -
   Other                         (1,542)     1,026      4,088      (1,574)        -        -          -         -

Change in:
   Receivables and Unbilled
    Utility Revenue                (329)      (846)    (7,608)     (7,291)        -     (765)       (92)        -
   Accounts Receivable-
    Intercompany                    163      4,867      2,585        (646)        -       25          1      (179)
   Gas Stored Underground
    and Material and Supplies         -     (2,319)     1,860        (118)        -     (109)         -         -
   Unrecovered Purchased Gas Costs    -      1,740          -           -         -        -          -         -
   Prepayments                      106     (9,310)    (1,949)     (2,062)        -   (2,252)        14         -
   Accounts Payable                (191)    18,384      6,154      (1,389)        -      (32)        30       180
   Amounts Payable to Customers       -        153          -           -         -        -          -         -
   Accounts Payable-Intercompany   (757)    (6,448)    (2,367)      1,275         4      509        (21)        8
   Other Accruals and Current
    Liabilities                  (5,415)    10,846      3,385       5,359        (2)      (3)      (129)       24
   Other Assets                  (1,556)    10,235     (3,098)     (6,529)        -        -          -         -
   Other Liabilities              2,619     (1,001)        22       6,955         -      306        (44)       (9)
                               --------   --------    -------    --------      ----   ------       ----       ---

   Net Cash Provided by
    (Used in) Operating
    Activities                 $ 62,090   $119,906    $69,845    $ 72,260      $ 10   $ (183)      $134       $30
                               --------   --------    -------    --------      ----   ------       ----       ---


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.

(Consolidating Statement of Cash Flows continues on pages 50 and 51)








              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before                 Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Power,  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments & Adjustments  Subsidiaries
---------- --------------  -------   -------   ---------  ------  ------------- -------------  ------------


 $ 2,053      $ 2,276      $  (260)   $ 355     $   -     $(80)      $227,740    $(112,703)      $115,037




       -            -            -        -         -        -        (45,876)      45,876              -

     165       10,473            -        -         -        -        129,690            -        129,690
    (147)       1,258            -      340         -        -         14,030            -         14,030

       -        1,616            -        -         -        -          1,616            -          1,616
     277          395            -     (999)        -        -          1,671        5,347          7,018



  (1,729)         514            -        -         -      (15)       (18,161)           -        (18,161)

     (51)           6          (81)       -         -        -          6,690       (6,690)             -

  (4,173)        (702)      (2,245)       -         -        -         (7,806)           -         (7,806)
       -            -            -        -         -        -          1,740            -          1,740
      79           52            -        -         -        -        (15,322)           -        (15,322)
    (423)       1,772            -        -         -        7         24,492       (1,621)        22,871
       -            -            -        -         -        -            153            -            153
    (785)         213           93       18         -        -         (8,258)       8,258              -

     242       (3,483)        (116)     (30)        -      (43)        10,635          296         10,931
      42         (966)           -        -         -     (199)        (2,071)       1,165           (906)
   3,132          160          (35)       -         -        1         12,106       (1,107)        10,999
 -------      -------       ------    -----     -----     ----       --------    ---------       --------



 $(1,318)     $13,584      $(2,644)   $(316)    $   -    $(329)      $333,069    $ (61,179)      $271,890
 -------      -------      -------    -----     -----    ------    ----------    ---------       --------



                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                             (THOUSANDS OF DOLLARS)

                                                                                                             Data-
                                         National    National                       Highland                 Track
                              National   Fuel Gas    Fuel Gas    Seneca      Leidy   Land &     Utility     Account
                              Fuel Gas Distribution   Supply    Resources     Hub,  Minerals, Constructors, Services,
                              Company     Corp.       Corp.    Corporation    Inc.     Inc.        Inc.       Inc.
                              -------- ------------  --------  -----------   ------ --------- ------------- ---------
INVESTING ACTIVITIES:
---------------------
Capital Expenditures         $       -   $(46,974)  $(31,239)   $(106,458)  $    -  $(47,827)   $   -       $ (69)
Investment in Subsidiaries,
  Net of Cash Acquired               -          -          -            -        -         -         -           -
Investment in Associated
  Companies                        780          -          -            -        -         -         -           -
Investment in Partnerships           -          -          -            -        -         -         -           -
Change in Notes and Dividends
  Receivable - Intercompany   (124,135)         -          -       (3,000)       -         -       500         100
Other                                -          -      1,079        5,955        -         -       176           -
                             ---------   --------   --------     --------   ------  --------     -----       -----

Net Cash Provided by (Used In)
 Investing  Activities        (123,355)   (46,974)   (30,160)    (103,503)       -   (47,827)      676          31
                             ---------   --------   --------    ---------   ------  --------     -----       -----

FINANCING ACTIVITIES:
---------------------
Change in Notes Payable to
 Banks and Commercial Paper     66,000          -          -            -        -         -         -           -
Change in Notes
 Payable-Intercompany            1,300    (39,600)   (15,565)     102,200        -    48,800         -           -
Capital Contribution                 -          -          -            -        -         -      (800)          -
Net Proceeds from Issuance of
 Long-Term Debt                198,217          -          -            -        -         -         -           -
Reduction of Long-Term Debt   (150,000)      (139)       (43)     (62,776)       -         -         -           -
Proceeds from Issuance of
 Common Stock                   16,082          -          -            -        -         -         -           -
Dividends Paid on Common Stock (69,878)   (34,800)   (24,616)      (8,000)       -      (800)        -           -
Dividends Paid to Minority
  Interest                           -          -          -            -        -         -         -           -
                             ---------   --------   --------    ---------   ------  --------     -----       -----

Net Cash Provided by (Used in)
 Financing Activities           61,721    (74,539)   (40,224)      31,424        -    48,000      (800)          -
                             ---------   --------   --------    ---------   ------  --------     -----       -----

Effect of Exchange Rates
 on Cash                             -          -          -            -        -          -         -           -
                             ----------  --------   --------    ---------   ------   --------     -----       -----

Net Increase (Decrease) in
 Cash and Temporary Cash
 Investments                       456     (1,607)      (539)        181        10       (10)       10          61

Cash and Temporary Cash
 Investments at Beginning
 of Year                         7,071      3,686        758       1,848        86       133       135          26
                             ---------   --------   --------   ---------    ------  --------     -----       -----

Cash and Temporary Cash
 Investments at End of Year  $   7,527   $  2,079   $    219   $   2,029    $   96  $    123     $ 145       $  87
                             =========   ========   ========   =========    ======  ========     =====       =====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.








              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before                 Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Power,  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments & Adjustments  Subsidiaries
---------- --------------   -------  -------   ---------  ------  ------------- -------------  ------------


 $ (302)     $(27,637)     $    -    $      -    $  -     $  -      $(260,506)    $       -     $(260,506)

      -        (5,774)          -           -       -        -         (5,774)            -        (5,774)

      -             -           -           -       -        -            780          (780)            -
      -             -           -      (3,633)      -        -         (3,633)            -        (3,633)

 (1,724)        2,500           -           -       -        -       (125,759)      125,759             -
      -         1,724           -           -       -        -          8,934        (2,247)        6,687
 ------      --------      ------    --------    ----     ----      ---------     ---------     ---------


 (2,026)      (29,187)          -      (3,633)      -        -       (385,958)      122,732      (263,226)
 ------      --------      ------    --------    ----     ----      ---------     ---------     ---------



      -         1,195           -           -       -        -         67,195             -        67,195

 (2,200)       23,900       2,600       4,000       -      324        125,759      (125,759)            -
      -             -           -           -       -       20           (780)          780             -

      -             -           -           -       -        -        198,217             -       198,217
      -          (891)          -           -       -        -       (213,849)            -      (213,849)

      -             -           -           -       -        -         16,082        (5,347)       10,735
   (140)            -           -           -       -        -       (138,234)       68,356       (69,878)

      -          (246)          -           -       -        -           (246)            -          (246)
 ------      --------      ------    --------    ----     ----      ---------     ---------     ---------


 (2,340)       23,958       2,600       4,000       -      344         54,144       (61,970)       (7,826)
 ------      --------      ------    --------    ----     ----      ---------     ---------     ---------


      -        (2,053)          -           -       -        -         (2,053)            -        (2,053)
 ------      --------      ------    --------    ----     ----      ---------     ---------     ---------



 (5,684)        6,302         (44)         51       -       15           (798)         (417)       (1,215)



  7,032         8,908          51          18       1        -         29,753           684        30,437
 ------      --------      ------    --------    ----     ----      ---------     ---------     ---------


 $1,348      $ 15,210      $    7    $     69    $  1     $ 15      $  28,955     $     267     $  29,222
 ======      ========      ======    ========    ====     ====      =========     =========     =========



                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                             (THOUSANDS OF DOLLARS)

                                                                                                             Data-
                                         National    National                       Highland                 Track
                              National   Fuel Gas    Fuel Gas    Seneca      Leidy   Land &     Utility     Account
                              Fuel Gas Distribution   Supply    Resources     Hub,  Minerals, Constructors, Services,
                              Company     Corp.       Corp.    Corporation    Inc.     Inc.        Inc.       Inc.
                              -------- ------------  -------   -----------   -----  --------- ------------- ---------
Net Income (Loss) Available
 for Common Stock             $115,037   $ 56,875   $ 39,411     $ 10,571     $  3   $ 1,325    $ 150        $ 24
                              --------   --------   --------     --------     ----   -------    -----        ----

Other Comprehensive Income
 (Loss), Before Tax:
  Foreign Currency
    Translation Adjustment     (11,737)         -          -            -        -         -        -           -
  Unrealized Gain on
    Securities Available
    for Sale                       706          -          -            -        -         -         -          -
                              --------   --------   --------     --------     ----   -------    ------       ----
Other Comprehensive Income
  (Loss), Before Tax           (11,031)         -          -            -        -         -         -          -
Income Tax Expense Related
  to Unrealized Gain on
  Securities Available
  for Sale                         247          -          -            -        -         -         -          -
                              --------   --------   --------     --------     ----   -------    ------       ----
Other Comprehensive Income
  (Loss), Net of Tax           (11,278)         -          -            -        -         -         -          -
                              --------   --------   --------     --------     ----   -------    ------       ----

Comprehensive Income          $103,759   $ 56,875   $ 39,411     $ 10,571     $  3   $ 1,325    $  150       $ 24
                              ========   ========   ========     ========     ====   =======    ======       ====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.








              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.     NFR    Total Before  Eliminations   Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Power,  Eliminations  & Adjustments  Company and
  Inc.     (Consolidated)    Inc.    Company    Company    Inc.   & Adjustments    (Dr) Cr     Subsidiaries
---------- --------------   -------  -------   --------- -------  ------------- -------------  ------------


 $2,053      $  2,276       $(260)     $355      $  -     $(80)     $227,740      $(112,703)   $ 115,037
 ------      --------       -----      ----      ----     ----      --------      ---------    ---------




      -       (11,737)          -         -         -        -       (23,474)        11,737      (11,737)


      -             -           -         -         -        -            706             -          706
  -----      --------      ------    ------      ----     ----      ---------     ---------     --------

      -       (11,737)          -         -         -        -        (22,768)       11,737      (11,031)



      -             -           -         -         -        -            247             -          247
 ------      --------      ------    ------      ----     ----      ---------     ---------     --------

      -       (11,737)          -         -         -        -        (23,015)       11,737      (11,278)
 ------      --------      ------    ------      ----     ----      ---------     ---------     --------

 $2,053      $ (9,461)     $ (260)   $  355      $  -     $(80)     $ 204,725     $(100,966)    $103,759
 ======      ========      ======    ======      ====     ====      =========     =========     ========



                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                          Horizon        Horizon
                                          Energy         Energy      Sceptre                              Consolidated
                                       Development,     Holdings      Power   Total Before                Horizon and
                                           Inc.      (Consolidated)  Company  Eliminations  Eliminations  Subsidiaries
                                       ------------  --------------  -------  ------------  ------------  ------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT             $      -       $283,528      $     -    $283,528      $       -     $283,528
---------------------------
 Less: Accumulated  DD&A                       -        (80,076)           -     (80,076)             -      (80,076)
                                        --------       --------      -------    --------      ---------     --------
                                               -        203,452            -     203,452              -      203,452
                                        --------       --------      -------    --------      ---------     --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments          31         15,156           23      15,210              -       15,210
 Allowance for Uncollectible Accounts          -           (750)           -        (750)             -         (750)
 Accounts Receivable - Intercompany        4,832              -            -       4,832         (4,832)           -
 Accounts Receivable                           -         16,578           10      16,588              -       16,588
 Unbilled Utility Revenue                      -          1,306            -       1,306              -        1,306
 Materials and Supplies                        -          7,134            -       7,134              -        7,134
 Prepayments                                   -             97            -          97              -           97
                                        --------       --------      -------    --------      ---------     --------
                                           4,863         39,521           33      44,417         (4,832)      39,585
                                        --------       --------      -------    --------      ---------     --------
OTHER ASSETS:
-------------
 Investment in Associated Companies      120,376              -            -     120,376       (120,376)           -
 Other Assets                                  -         12,005            -      12,005              -       12,005
 Notes Receivable - Intercompany          22,100              -            -      22,100        (22,100)           -
 Deferred Charges                              -              -            -           -              -            -
                                        --------       --------      -------    --------      ---------     --------
                                         142,476         12,005            -     154,481       (142,476)      12,005
                                        --------       --------      -------    --------      ---------     --------
TOTAL ASSETS                            $147,339       $254,978      $    33    $402,350      $(147,308)    $255,042
                                        ========       ========      =======    ========      =========     ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                           $      5       $      2      $     -    $      7      $      (2)    $      5
 Paid - in - Capital                      38,245        114,957            -     153,202       (114,957)      38,245
 Capital Contribution from Horizon             -              -       11,536      11,536        (11,536)           -
 Earnings Reinvested in the Business      (9,383)         5,287       (7,576)    (11,672)         2,289       (9,383)
 Accumulated Other Comprehensive Income   (4,472)        (3,830)           -      (8,302)         3,830       (4,472)
                                        --------       --------      -------    --------      ---------     --------
Total Common Stock Equity                 24,395        116,416        3,960     144,771       (120,376)      24,395
                                        --------       --------      -------    --------      ---------     --------
 Long-Term Debt, Net of Current
  Portion                                      -         45,722            -      45,722              -       45,722
 Notes Payable-Intercompany               90,000         22,100            -     112,100        (22,100)      90,000
                                        --------       --------      -------    --------      ---------     --------

Total Capitalization                     114,395        184,238        3,960     302,593       (142,476)     160,117
                                        --------       --------      -------    --------      ---------     --------
Minority Interest in Foreign
  Subsidiaries                                 -         27,589            -      27,589              -       27,589
                                        --------       --------      -------    --------      ---------     --------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Notes Payable - Intercompany             26,600              -            -      26,600              -       26,600
 Notes Payable to Banks                        -          1,195            -       1,195              -        1,195
 Current Portion of Long-Term Debt             -         16,864            -      16,864              -       16,864
 Accounts Payable                            110         10,866           15      10,991           (595)      10,396
 Accounts Payable - Intercompany           3,190          4,237            -       7,427         (4,237)       3,190
 Other Accruals and Current
   Liabilities                             3,236          3,903       (3,923)      3,216              -        3,216
                                        --------       --------      -------    --------      ---------     --------
                                          33,136         37,065       (3,908)     66,293         (4,832)      61,461
                                        --------       --------      -------    --------      ---------     --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes          (532)         6,060          (20)      5,508              -        5,508
 Other Deferred Credits                      340             26            1         367              -          367
                                        --------       --------      -------    --------      ---------     --------
                                            (192)         6,086          (19)      5,875              -        5,875
                                        --------       --------      -------    --------      ---------     --------

TOTAL CAPITALIZATION & LIABILITIES      $147,339       $254,978      $    33    $402,350      $(147,308)    $255,042
                                        ========       ========      =======    ========      =========     ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)


                                 Horizon
                                  Energy       Horizon Energy    Sceptre                              Consolidated
                                Development,     Holdings         Power   Total Before  Eliminations  Horizon and
                                    Inc.      (Consolidated)     Company  Eliminations     (Dr) Cr    Subsidiaries
                                ------------  --------------     -------  ------------     -------    ------------

OPERATING REVENUE:                $    60        $107,075        $     -    $107,135      $   (90)      $107,045
-----------------                 -------        --------        -------    --------      -------       --------

OPERATING EXPENSE:
------------------
Fuel Used in Heat and
  Electric Generation                   -          54,316              -      54,316            -         54,316
Operation                           2,015          24,290              2      26,307           90         26,217
Maintenance                             -              38              -          38            -             38
Property, Franchise & Other Taxes      22           3,119              -       3,141            -          3,141
Depreciation, Depletion and
  Amortization                          -          10,473              -      10,473            -         10,473
Income Taxes                       (2,738)          2,754             (1)         15            -             15
                                  -------        --------        -------    --------      -------       --------
                                     (701)         94,990              1      94,290           90         94,200
                                  -------        --------        -------    --------      -------       --------
Operating Income (Loss)               761          12,085             (1)     12,845            -         12,845
                                  -------        --------        -------    --------      -------       --------

OTHER INCOME:
-------------
Unremitted Earnings of
  Subsidiaries                      7,344               -              -       7,344       (7,344)             -
Interest-Intercompany                  25               -              -          25            -             25
Other                                   1           2,472              -       2,473            -          2,473
                                  -------        --------        -------    --------      -------       --------

                                    7,370           2,472              -       9,842       (7,344)         2,498
                                  -------        --------        -------    --------      -------       --------

Income (Loss) Before
  Interest Charges and
  Minority Interest in
  Foreign Subsidiaries              8,131          14,557             (1)     22,687       (7,344)        15,343
                                  -------        --------        -------    --------      -------       --------

INTEREST CHARGES:
-----------------
Interest on Long-Term Debt              -           5,608              -       5,608            -          5,608
Interest-Intercompany               5,724               -              -       5,724            -          5,724
Other Interest                        131             (12)             -         119            -            119
                                  -------        --------        -------    --------      -------       --------
                                    5,855           5,596              -      11,451            -         11,451
                                  -------        --------        -------    --------      -------       --------
Minority Interest in
  Foreign Subsidiaries                  -          (1,616)             -      (1,616)           -         (1,616)
                                  -------        --------        -------    --------      -------       --------

Net Income (Loss) Available
  for Common Stock                $ 2,276        $  7,345        $    (1)   $  9,620      $(7,344)      $  2,276
                                  =======        ========        =======    ========      =======       ========



See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                    Horizon
                                     Energy     Horizon Energy   Sceptre                                Consolidated
EARNINGS REINVESTED               Development,     Holdings       Power     Total Before  Eliminations  Horizon and
IN THE BUSINESS                       Inc.      (Consolidated)   Company    Eliminations     (Dr) Cr    Subsidiaries
-------------------               ------------  --------------   -------    ------------  ------------  ------------

Balance at Beginning of Year       $(11,659)       $(2,058)      $(7,575)     $(21,292)      $ 9,633      $(11,659)


Net Income (Loss) Available
 for Common Stock                     2,276          7,345            (1)        9,620        (7,344)        2,276
                                   --------        -------       -------      --------       -------      --------


Balance at End of Year             $ (9,383)       $ 5,287       $(7,576)     $(11,672)      $ 2,289      $ (9,383)
                                   ========        =======       =======      ========       =======      ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                        Horizon
                                         Energy     Horizon Energy  Sceptre  Total Before   Eliminations  Consolidated
                                      Development,     Holdings      Power   Eliminations       and       Horizon and
                                          Inc.      (Consolidated)   Company  & Adjustments  Adjustments  Subsidiaries
                                      ------------  --------------   -------  -------------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                     $  2,276         $  7,345      $ (1)     $  9,620      $ (7,344)      $  2,276
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries    (7,344)               -         -        (7,344)        7,344              -
 Depreciation, Depletion &
  Amortization                               -           10,473         -        10,473             -         10,473
 Deferred Income Taxes                    (379)           1,637         -         1,258             -          1,258
 Minority Interest in Foreign
  Subsidiaries                               -            1,616         -         1,616             -          1,616
 Other                                       -              395         -           395             -            395

Change in:
 Accounts Receivable - Intercompany       (751)               -         -          (751)          757              6
 Receivables and Unbilled Utility
  Revenue                                    -              514         -           514             -            514
 Materials and Supplies                      -             (702)        -          (702)            -           (702)
 Prepayments                                 3               49         -            52             -             52
 Accounts Payable                           24            2,417         4         2,445          (673)         1,772
 Accounts Payable - Intercompany           213               84         -           297           (84)           213
 Other Accruals and Current
  Liabilities                             (578)          (2,289)     (616)       (3,483)            -         (3,483)
 Other Assets                                -             (966)        -          (966)            -           (966)
 Other Liabilities                         305             (145)        -           160             -            160
                                      --------          -------      ----      --------      --------       --------

Net Cash Provided by (Used in)
  Operations                            (6,231)          20,428      (613)       13,584             -         13,584
                                      --------         --------      ----      --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                         -          (27,637)        -       (27,637)            -        (27,637)
Change in Notes
  Receivable - Intercompany            (17,100)               -         -       (17,100)       19,600          2,500
Investment in Associated Companies        (635)               -         -          (635)          635              -
Investment in Subsidiaries, Net
  of Cash Acquired                           -           (5,774)        -        (5,774)            -         (5,774)
Other                                        -            1,724         -         1,724             -          1,724
                                      --------         --------      ----      --------      --------       --------
Net Cash Provided by (Used in)
  Investing Activities                 (17,735)         (31,687)        -       (49,422)       20,235        (29,187)
                                      --------         --------      ----      --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable to Banks             -            1,195         -         1,195             -          1,195
Change in Notes Payable - Intercompany  23,900           19,600         -        43,500       (19,600)        23,900
Capital Contribution                         -                -       635           635          (635)             -
Reduction of Long-Term Debt                  -             (891)        -          (891)            -           (891)
Dividends Paid to Minority Interest          -             (246)        -          (246)            -           (246)
                                      --------         --------      ----      --------      --------      ---------

Net Cash Provided by (Used in)
  Financing Activities                  23,900           19,658       635        44,193       (20,235)        23,958
                                      --------         --------      ----      --------      --------       --------

Effect of Exchange Rates on Cash             -           (2,053)        -        (2,053)            -         (2,053)
                                      --------         --------      ----      --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments           (66)           6,346        22         6,302             -          6,302

Cash and Temporary Cash Investments
  at Beginning of Period                    97            8,810         1         8,908             -          8,908
                                      --------         --------      ----      --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $     31         $ 15,156      $ 23      $ 15,210      $      -       $ 15,210
                                      ========         ========      ====      ========      ========       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.




                                           HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                      Horizon
                                       Energy     Horizon Energy  Sceptre   Total Before                 Consolidated
                                    Development,     Holdings      Power    Eliminations   Eliminations  Horizon and
                                        Inc.      (Consolidated)   Company  & Adjustments     (Dr) Cr    Subsidiaries
                                    ------------  --------------   -------  -------------     -------    ------------
Net Income (Loss) Available for
  Common Stock                        $  2,276      $  7,345        $  (1)    $  9,620      $ (7,344)     $  2,276
                                      --------      --------        -----     --------      --------      --------

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                         (11,737)      (11,737)           -      (23,474)       11,737       (11,737)
                                      --------      --------        -----     --------       -------      --------
Other Comprehensive Income (Loss)      (11,737)      (11,737)           -      (23,474)       11,737       (11,737)
                                      --------      --------        -----     --------       -------      --------

Comprehensive Income                  $ (9,461)     $ (4,392)       $  (1)    $(13,854)      $ 4,393      $ (9,461)
                                      --------      --------        -----     --------       -------      --------


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                        HORIZON ENERGY HOLDINGS
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                                   Consolidated
                                          Horizon     Horizon Energy                                  Horizon
                                           Energy    Development B.V.  Total Before                Energy Holdings
                                          Holdings    (Consolidated)   Eliminations  Eliminations  and Subsidiaries
                                          --------    --------------   ------------  ------------  ----------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT                $      -      $283,528        $283,528     $       -        $283,528
---------------------------
 Less: Accumulated  DD&A                          -       (80,076)        (80,076)            -         (80,076)
                                           --------      --------        --------     ---------        --------
                                                  -       203,452         203,452             -         203,452
                                           --------      --------        --------     ---------        --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments              -        15,156          15,156             -          15,156
 Allowance for Uncollectible Accounts             -          (750)           (750)            -            (750)
 Accounts Receivable                              -        16,578          16,578             -          16,578
 Unbilled Utility Revenue                         -         1,306           1,306             -           1,306
 Materials and Supplies                           -         7,134           7,134             -           7,134
 Prepayments                                      -            97              97             -              97
                                           --------      --------        --------     ---------        --------
                                                  -        39,521          39,521             -          39,521
                                           --------      --------        --------     ---------        --------
OTHER ASSETS:
-------------
 Investment in Associated Companies         116,416             -         116,416      (116,416)              -
 Other Assets                                     -        12,005          12,005             -          12,005
                                           --------      --------        --------     ---------        --------
                                            116,416        12,005         128,421      (116,416)         12,005
                                           --------      --------        --------     ---------        --------
TOTAL ASSETS                               $116,416      $254,978        $371,394     $(116,416)       $254,978
                                           ========      ========        ========     =========        ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                              $      2      $     29        $     31     $     (29)       $      2
 Paid - in - Capital                        114,957       109,822         224,779      (109,822)        114,957
 Earnings Reinvested in the Business          5,287        11,037          16,324       (11,037)          5,287
 Accumulated Other Comprehensive Income      (3,830)       (4,472)         (8,302)        4,472          (3,830)
                                           --------      --------        --------     ---------        --------
 Total Common Stock Equity                  116,416       116,416         232,832      (116,416)        116,416

 Long-Term Debt, Net of Current
  Portion                                         -        45,722          45,722             -          45,722
 Notes Payable - Intercompany                     -        22,100          22,100             -          22,100
                                           --------      --------        --------     ---------        --------

 Total Capitalization                       116,416       184,238         300,654      (116,416)        184,238
                                           --------      --------        --------     ---------        --------
Minority Interest in Foreign
  Subsidiaries                                    -        27,589          27,589             -          27,589
                                           --------      --------        --------     ---------        --------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Notes Payable to Banks                           -         1,195           1,195             -           1,195
 Current Portion of Long-Term Debt                -        16,864          16,864             -          16,864
 Accounts Payable                                 -        10,866          10,866             -          10,866
 Accounts Payable - Intercompany                  -         4,237           4,237             -           4,237
 Other Accruals and Current
   Liabilities                                    -         3,903           3,903             -           3,903
                                           --------      --------        --------     ---------        --------
                                                  -        37,065          37,065             -          37,065
                                           --------      --------        --------     ---------        --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes                -         6,060           6,060             -           6,060
 Other Deferred Credits                           -            26              26             -              26
                                           --------      --------        --------     ---------        --------
                                                  -         6,086           6,086             -           6,086
                                           --------      --------        --------     ---------        --------

TOTAL CAPITALIZATION & LIABILITIES         $116,416      $254,978        $371,394     $(116,416)       $254,978
                                           ========      ========        ========     =========        ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                        HORIZON ENERGY HOLDINGS
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)

                                                                                              Consolidated
                                 Horizon        Horizon Energy                                Horizon Energy
                                  Energy       Development B.V.   Total Before  Eliminations  Holdings and
                                 Holdings       (Consolidated)    Eliminations     (Dr) Cr    Subsidiaries
                                 --------       --------------    ------------     -------    ------------

OPERATING REVENUE:                $     -         $107,075          $107,075      $     -       $107,075
-----------------                 -------         --------          --------      -------       --------

OPERATING EXPENSE:
------------------
Fuel Used in Heat and
  Electric Generation                   -           54,316            54,316            -         54,316
Operation                               -           24,290            24,290            -         24,290
Maintenance                             -               38                38            -             38
Property, Franchise & Other Taxes       -            3,119             3,119            -          3,119
Depreciation, Depletion and
  Amortization                          -           10,473            10,473            -         10,473
Income Taxes                            -            2,754             2,754            -          2,754
                                  -------         --------          --------      -------       --------
                                        -           94,990            94,990            -         94,990
                                  -------         --------          --------      -------       --------
Operating Income (Loss)                 -           12,085            12,085            -         12,085
                                  -------         --------          --------      -------       --------

OTHER INCOME:
-------------
Unremitted Earnings of
  Subsidiaries                      7,345                -             7,345       (7,345)             -
Interest-Intercompany                   -                -                 -            -              -
Other                                   -            2,472             2,472            -          2,472
                                  -------         --------          --------      -------       --------

                                    7,345            2,472             9,817       (7,345)         2,472
                                  -------         --------          --------      -------       --------

Income (Loss) Before
  Interest Charges and
  Minority Interest in
  Foreign Subsidiaries              7,345           14,557            21,902       (7,345)        14,557
                                  -------         --------          --------      -------       --------

INTEREST CHARGES:
-----------------
Interest on Long-Term Debt              -            5,608             5,608            -          5,608
Interest-Intercompany                   -                -                 -            -              -
Other Interest                          -              (12)              (12)           -            (12)
                                  -------         --------          --------      -------       --------
                                        -            5,596             5,596            -          5,596
                                  -------         --------          --------      -------       --------
Minority Interest in
  Foreign Subsidiaries                  -           (1,616)           (1,616)           -         (1,616)
                                  -------         --------          --------      -------       --------

Net Income (Loss) Available
  for Common Stock                $ 7,345         $  7,345          $ 14,690      $(7,345)      $  7,345
                                  =======         ========          ========      =======       ========



See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                        HORIZON ENERGY HOLDINGS
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                                Consolidated
                                   Horizon        Horizon Energy                                Horizon Energy
   EARNINGS REINVESTED              Energy       Development B.V.   Total Before  Eliminations  Holdings and
   IN THE BUSINESS                 Holdings       (Consolidated)    Eliminations     (Dr) Cr    Subsidiaries
   ---------------                 --------       --------------    ------------  ------------  ------------

Balance at Beginning of Year     $(2,058)         $ 3,692          $  1,634      $ (3,692)     $ (2,058)


Net Income (Loss) Available
 for Common Stock                  7,345            7,345            14,690        (7,345)        7,345
                                 -------          -------          --------      --------      --------


Balance at End of Year           $ 5,287          $11,037          $ 16,324      $(11,037)     $  5,287
                                 =======          =======          ========      ========      ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                        HORIZON ENERGY HOLDINGS
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                                   Consolidated
                                        Horizon     Horizon Energy    Total Before                 Horizon Energy
                                         Energy     Development B.V.  Eliminations                 Holdings and
                                        Holdings     (Consolidated)   & Adjustments  Eliminations  Subsidiaries
                                        --------     --------------   -------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                     $  7,345         $  7,345         $ 14,690      $ (7,345)      $  7,345
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries    (7,345)               -           (7,345)        7,345              -
 Depreciation, Depletion &
  Amortization                               -           10,473           10,473             -         10,473
 Deferred Income Taxes                       -            1,637            1,637             -          1,637
 Minority Interest in Foreign
  Subsidiaries                               -            1,616            1,616             -          1,616
 Other                                       -              395              395             -            395

Change in:
 Receivables and Unbilled Utility
  Revenue                                    -              514              514             -            514
 Materials and Supplies                      -             (702)            (702)            -           (702)
 Prepayments                                 -               49               49             -             49
 Accounts Payable                            -            2,417            2,417             -          2,417
 Accounts Payable - Intercompany             -               84               84             -             84
 Other Accruals and Current
  Liabilities                                -           (2,289)          (2,289)            -         (2,289)
 Other Assets                                -             (966)            (966)            -           (966)
 Other Liabilities                           -             (145)            (145)            -           (145)
                                      --------          -------         --------      --------       --------

Net Cash Provided by (Used in)
  Operations                                 -           20,428           20,428             -         20,428
                                      --------         --------         --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                         -          (27,637)         (27,637)            -        (27,637)
Investment in Subsidiaries, Net
  of Cash Acquired                           -           (5,774)          (5,774)            -         (5,774)
Other                                        -            1,724            1,724             -          1,724
                                      --------         --------         --------      --------       --------
Net Cash Provided by (Used in)
  Investing Activities                       -          (31,687)         (31,687)            -        (31,687)
                                      --------         --------         --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable to Banks             -            1,195            1,195             -          1,195
Change in Notes Payable-Intercompany         -           19,600           19,600             -         19,600
Reduction of Long-Term Debt                  -             (891)            (891)            -           (891)
Dividends Paid to Minority Interest          -             (246)            (246)            -           (246)
                                      --------         --------         --------      --------      ---------

Net Cash Provided by (Used in)
  Financing Activities                       -           19,658           19,658             -         19,658
                                      --------         --------         --------      --------       --------

Effect of Exchange Rates on Cash             -           (2,053)          (2,053)            -         (2,053)
                                      --------         --------         --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments             -            6,346            6,346             -          6,346

Cash and Temporary Cash Investments
  at Beginning of Period                     -            8,810            8,810             -          8,810
                                      --------         --------         --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $      -         $ 15,156         $ 15,156      $      -       $ 15,156
                                      ========         ========         ========      ========       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.




                                                        HORIZON ENERGY HOLDINGS
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                                    Consolidated
                                       Horizon       Horizon Energy    Total Before                 Horizon Energy
                                        Energy      Development B.V.   Eliminations   Eliminations  Holdings and
                                       Holdings      (Consolidated)    & Adjustments     (Dr) Cr    Subsidiaries
                                       --------      --------------    -------------  ------------  ------------
Net Income Available for
  Common Stock                          $  7,345        $  7,345         $ 14,690      $ (7,345)     $  7,345
                                        --------        --------         --------      --------      --------

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                           (11,737)        (11,737)         (23,474)      11,737        (11,737)
                                        --------        --------         --------      -------       --------
Other Comprehensive Income (Loss)        (11,737)        (11,737)         (23,474)      11,737        (11,737)
                                        --------        --------         --------      -------       --------

Comprehensive Income                    $ (4,392)       $ (4,392)        $ (8,784)     $ 4,392       $ (4,392)
                                        --------        --------         --------      -------       --------


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)

                                                                       Prvni
                                                  Severoceske      severozapadni
                                                 teplarny, a.s.  teplarenska, a.s.     Power
                                                     (SCT)            (PSZT)         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)   (Consolidated)    (Consolidated)  Development, s.r.o.
                                   ------------  --------------   --------------    --------------  -------------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT         $      -       $ 82,999         $199,152            $1,079            $  298
---------------------------
 Less:  Accumulated DD&A                   -        (28,004)         (51,630)             (230)             (212)
                                    --------       --------         --------            ------            ------
                                           -         54,995          147,522               849                86
                                    --------       --------         --------            ------            ------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments   1,188          3,625            9,807                43               493
 Allowance for Uncollectible Accounts      -           (649)            (101)                -                 -
 Accounts Receivable - Intercompany       60              -                -                 -               486
 Accounts Receivable                       -         12,225            4,192               146                15
 Unbilled Utility Revenue                  -          1,296               10                 -                 -
 Materials and Supplies                    -          5,047            2,087                 -                 -
 Prepayments                               -             39               29                 1                28
                                    --------       --------         --------            ------            ------
                                       1,248         21,583           16,024               190             1,022
                                    --------       --------         --------            ------            ------

OTHER ASSETS:
-------------
 Investment in Associated Companies  119,292              -                -                 -                 -
 Other                                    86         (1,645)          12,031             1,135               398
                                    --------       --------         --------            ------            ------
                                     119,378         (1,645)          12,031             1,135               398
                                    --------       --------         --------            ------            ------
TOTAL ASSETS                        $120,626       $ 74,933         $175,577            $2,174            $1,506
                                    ========       ========         ========            ======            ======

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                       $     29       $ 38,540         $ 28,938            $  760            $1,779
 Paid - in - Capital                 109,822          7,290           35,622             1,562                 -
 Earnings Reinvested in
   the Business                       11,037          2,110            8,084              (588)             (294)
Accumulated Other Comprehensive
  Income                              (4,472)        (4,941)             681              (265)               14
                                    --------       --------         --------            ------            ------
Total Common Stock Equity            116,416         42,999           73,325             1,469             1,499

Long-Term Debt, Net of Current
 Portion                                   -          5,201           40,521                 -                 -
Notes Payable - Intercompany               -              -           22,100                 -                 -
                                    --------       --------         --------            ------            ------

Total Capitalization                 116,416         48,200          135,946             1,469             1,499
                                    --------       --------         --------            ------            ------

Minority Interest in Foreign
 Subsidiaries                              -         17,928            9,661                 -                 -
                                    --------       --------         --------            ------            ------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Notes Payable to Banks                    -          1,195                -                 -                 -
 Current Portion of Long-Term Debt         -            752           16,112                 -                 -
 Accounts Payable                          -          2,916            7,846               515               (45)
 Accounts Payable - Intercompany       4,210              -                -               207                 -
 Other Accruals and Current
  Liabilities                              -          2,952              916               (17)               52
                                    --------       --------         --------            ------            ------
                                       4,210          7,815           24,874               705                 7
                                    --------       --------         --------            ------            ------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Tax           -            964            5,096                 -                 -
 Other Deferred Credits                    -             26                -                 -                 -
                                    --------       --------         --------            ------            ------
                                           -            990            5,096                 -                 -
                                    --------       --------         --------            ------            ------

TOTAL CAPITALIZATION & LIABILITIES  $120,626       $ 74,933         $175,577            $2,174            $1,506
                                    ========       ========         ========            ======            ======


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.

                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------



      $283,528       $       -        $283,528
       (80,076)              -         (80,076)
      --------       ---------        --------
       203,452               -         203,452
      --------       ---------        --------

        15,156               -          15,156
          (750)              -            (750)
           546            (546)              -
        16,578               -          16,578
         1,306               -           1,306
         7,134               -           7,134
            97               -              97
      --------       ---------        --------
        40,067            (546)         39,521
      --------       ---------        --------


       119,292        (119,292)              -
        12,005               -          12,005
      --------       ---------        --------
       131,297        (119,292)         12,005
      --------       ---------        --------
      $374,816       $(119,838)       $254,978
      ========       =========        ========




      $ 70,046       $ (70,017)       $     29
       154,296         (44,474)        109,822

        20,349          (9,312)         11,037

        (8,983)          4,511          (4,472)
      --------       ---------        --------
       235,708        (119,292)        116,416


        45,722               -          45,722
        22,100               -          22,100
      --------       ---------        --------

       303,530        (119,292)        184,238
      --------       ---------        --------


        27,589               -          27,589
      --------       ---------        --------


         1,195               -           1,195
        16,864               -          16,864
        11,232            (366)         10,866
         4,417            (180)          4,237

         3,903               -           3,903
      --------       ---------        --------
        37,611            (546)         37,065
      --------       ---------        --------

         6,060               -           6,060
            26               -              26
      --------       ---------        --------
         6,086               -           6,086
      --------       ---------        --------

      $374,816       $(119,838)       $254,978
      ========       =========        ========



                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)

                                                                                     Power
                                                      SCT            PSZT         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)  (Consolidated)  (Consolidated)  Development, s.r.o.
                                   ------------  --------------  --------------  --------------  -------------------


OPERATING REVENUE:                  $      -       $ 39,611         $ 65,984         $1,474            $1,374
-----------------                   --------       --------         --------         ------            ------

OPERATING EXPENSE:
------------------
Fuel Used in Heat and
 Electric Generation                       -         20,136           33,034          1,146                 -
Operation                                  3          9,091           15,220            468               876
Maintenance                                -              -                -             26                12
Property, Franchise & Other Taxes        (19)         1,317            1,759              2                60
Depreciation, Depletion and
 Amortization                              -          3,434            6,962             40                37
Income Taxes                               -          3,041             (287)             -                 -
                                    --------       --------         --------         ------            ------
                                         (16)        37,019           56,688          1,682               985
                                    --------       --------         --------         ------            ------
Operating Income (Loss)                   16          2,592            9,296           (208)              389
                                    --------       --------         --------         ------            ------

OTHER INCOME:
-------------
Unremitted Earnings of
 Subsidiaries                          7,299              -                -              -                 -
Other                                     32          1,357            1,053             10                20
                                    --------       --------         --------         ------            ------

                                       7,331          1,357            1,053             10                20
                                    --------       --------         --------         ------            ------

Income (Loss) Before
 Interest Charges and
 Minority Interest in
 Foreign Subsidiaries                  7,347          3,949           10,349           (198)              409
                                    --------       --------         --------         ------            ------

INTEREST CHARGES:
-----------------
Interest on Long-Term Debt                 -            491            5,117              -                 -
Other Interest                             2            (20)               -              6                 -
                                    --------       --------         --------         ------            ------
                                           2            471            5,117              6                 -
                                    --------       --------         --------         ------            ------
Minority Interest in
 Foreign Subsidiaries                      -           (786)            (830)             -                 -
                                    --------       --------         --------         ------            ------

Net Income (Loss) Available
 for Common Stock                   $  7,345       $  2,692         $  4,402         $ (204)           $  409
                                    ========       ========         ========         ======            ======


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.

                                     Consolidated
     Total Before   Eliminations     Horizon B.V.
     Eliminations      (Dr) Cr     and Subsidiaries
     ------------   ------------   ----------------


      $108,443       $ (1,368)        $107,075
      --------       --------         --------



        54,316              -           54,316
        25,658          1,368           24,290
            38              -               38
         3,119              -            3,119

        10,473              -           10,473
         2,754              -            2,754
      --------       --------         --------
        96,358          1,368           94,990
      --------       --------         --------
        12,085              -           12,085
      --------       --------         --------



         7,299         (7,299)               -
         2,472              -            2,472
      --------       --------         --------

         9,771         (7,299)           2,472
      --------       --------         --------




        21,856         (7,299)          14,557
      --------       --------         --------


         5,608              -            5,608
           (12)             -              (12)
      --------       --------         --------
         5,596              -            5,596
      --------       --------         --------

        (1,616)             -           (1,616)
      --------       --------         --------


      $ 14,644       $ (7,299)        $  7,345
      ========       ========         ========



                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)

                                                                                     Power
                                                      SCT            PSZT         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)  (Consolidated)  (Consolidated)  Development, s.r.o.
                                   ------------  --------------  --------------  --------------  -------------------

EARNINGS REINVESTED
IN THE BUSINESS:
----------------

Balance at Beginning of Year        $  3,692       $    594         $  3,682         $ (384)           $ (703)

Net Income (Loss) Available
 For Common Stock                      7,345          2,692            4,402           (204)              409

Dividends on Common Stock                  -         (1,176)               -              -                 -
                                    --------       --------         --------         ------            ------

Balance at End of Year              $ 11,037       $  2,110         $  8,084         $ (588)           $ (294)
                                    ========       ========         ========         ======            ======



See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.

                                     Consolidated
     Total Before   Eliminations     Horizon B.V.
     Eliminations      (Dr) Cr     and Subsidiaries
     ------------   ------------   ----------------




      $  6,881       $ (3,189)        $  3,692


        14,644         (7,299)           7,345

        (1,176)         1,176                -
      --------       --------         --------

      $ 20,349       $ (9,312)        $ 11,037
      ========       ========         ========



                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)

                                                                                     Power
                                                      SCT            PSZT         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)  (Consolidated)  (Consolidated)  Development, s.r.o.
                                   ------------  --------------  --------------  --------------  -------------------
CASH FLOWS FROM
OPERATING ACTIVITIES:
---------------------
Net Income (Loss)                   $  7,345       $  2,692         $  4,402         $ (204)           $  409
Adjustments to Reconcile Net
 Income to Net Cash Provided
 by Operating Activities:
 Unremitted Earnings of Subsidiaries  (7,299)             -                -              -                 -
 Depreciation, Depletion &
  Amortization                             -          3,434            6,962             40                37
 Deferred Income Taxes                     -            503            1,134              -                 -
 Minority Interest in Foreign
  Subsidiaries                             -            786              830              -                 -
 Other                                     -           (408)             744             36                23

Change in:
 Accounts Receivable - Intercompany        -              -                -              -              (222)
 Receivables and Unbilled Utility
  Revenue                                  3           (218)             659             (4)               74
 Materials and Supplies                    -           (221)            (481)             -                 -
 Prepayments                               -             25               22             (1)                3
 Accounts Payable                       (110)           814            1,019            858               (21)
 Accounts Payable - Intercompany         215              -                -           (131)               79
 Other Accruals and Current
  Liabilities                             (5)           888           (3,199)            20                 7
 Other Assets                            (85)          (601)             352           (631)               (1)
 Other Liabilities                         -            (25)               -           (119)               (1)
                                    --------       --------         --------         ------            ------

Net Cash Provided by (Used in)
 Operating Activities                     64          7,669           12,444           (136)              387
                                    --------       --------         --------         ------            ------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                       -         (4,517)         (23,047)            (2)              (71)
Dividends Received from Associated
 Company                               1,177              -                -              -                 -
Investment in Subsidiaries, Net of
 Cash Acquired                           (38)        (5,736)               -              -                 -
Other                                      -          1,718                6              -                 -
                                    --------       --------         --------         ------            ------
Net Cash Used in Investing
 Activities                            1,139         (8,535)         (23,041)            (2)              (71)
                                    --------       --------         --------         ------            ------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable to Banks           -          1,195                -              -                 -
Change in Notes Payable - Intercompany     -              -           19,600              -                 -
Reduction of Long-Term Debt                -           (891)               -              -                 -
Dividends Paid on Common Stock             -         (1,423)               -              -                 -
                                    --------       --------         --------         ------            ------
Net Cash Provided by (Used in)
 Financing Activities                      -         (1,119)          19,600              -                 -
                                    --------       --------         --------         ------            ------

Effect of Exchange Rates on Cash         (15)        (1,809)            (337)            74                34
                                    --------       --------         --------         ------            ------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments        1,188         (3,794)           8,666            (64)              350

Cash and Temporary Cash
 Investments at Beginning of Period        -          7,419            1,141            107               143
                                    --------       --------         --------         ------            ------

Cash and Temporary Cash
 Investments at End of Period       $  1,188       $  3,625         $  9,807         $   43            $  493
                                    ========       ========         ========         ======            ======


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.

                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------



      $ 14,644       $ (7,299)        $  7,345



        (7,299)         7,299                -

        10,473              -           10,473
         1,637              -            1,637

         1,616              -            1,616
           395              -              395


          (222)           222                -

           514              -              514
          (702)             -             (702)
            49              -               49
         2,560           (143)           2,417
           163            (79)              84

        (2,289)             -           (2,289)
          (966)             -             (966)
          (145)             -             (145)
      --------       --------        ---------


        20,428              -           20,428
      --------       --------        ---------


       (27,637)             -          (27,637)

         1,177         (1,177)               -

        (5,774)             -           (5,774)
         1,724              -            1,724
      --------       --------        ---------

       (30,510)        (1,177)         (31,687)
      --------       --------        ---------


         1,195              -            1,195
        19,600              -           19,600
          (891)             -             (891)
        (1,423)         1,177             (246)
      --------       --------        ---------

        18,481          1,177           19,658
      --------       --------        ---------

        (2,053)             -           (2,053)
      --------       --------        ---------


         6,346              -            6,346


         8,810              -            8,810
      --------       --------        ---------


      $ 15,156       $      -        $  15,156
      ========       ========        =========



                                                   HORIZON ENERGY DEVELOPMENT, B.V.
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)

                                                                                     Power
                                                      SCT            PSZT         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)  (Consolidated)  (Consolidated)  Development, s.r.o.
                                   ------------  --------------  --------------  --------------  -------------------
Net Income (Loss) Available for
  Common Stock                      $  7,345       $ 2,692          $ 4,402          $(204)              $409
                                    --------       -------          -------          -----               ----

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                       (11,737)       (4,739)          (6,910)          (140)                68
                                    --------       -------          -------          -----               ----
Other Comprehensive Income (Loss)    (11,737)       (4,739)          (6,910)          (140)                68
                                    --------       -------          -------          -----               ----

Comprehensive Income                $ (4,392)      $(2,047)         $(2,508)         $(344)              $477
                                    ========       =======          =======          =====               ====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.

                                     Consolidated
     Total Before   Eliminations     Horizon B.V.
     Eliminations      (Dr) Cr     and Subsidiaries
     ------------   ------------   ----------------


      $ 14,644        $(7,299)         $  7,345
      --------        -------          --------



       (23,458)        11,721           (11,737)
      --------        -------          --------
       (23,458)        11,721           (11,737)
      --------        -------          --------

      $ (8,814)       $ 4,422          $ (4,392)
      ========        =======          ========



                                                      SEVEROCESKE TEPLARNY, A.S.
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                             Jablonecka
                                                            Teplarenska a                              Consolidated
                                                  Teplarna  Realitni, as  Total Before                   SCT and
                                        SCT       Liberec      (JTR)      Eliminations  Eliminations   Subsidiaries
                                      --------    -------   ------------  ------------  ------------   ------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT           $ 64,097   $ 14,666    $  4,236       $ 82,999     $       -       $ 82,999
---------------------------
 Less: Accumulated  DD&A               (24,495)    (3,237)       (272)       (28,004)            -        (28,004)
                                      --------   --------    --------       --------     ---------       --------
                                        39,602     11,429       3,964         54,995             -         54,995
                                      --------   --------    --------       --------     ---------       --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments     1,124      2,241         260          3,625             -          3,625
 Allowance for Uncollectible Accounts     (222)      (426)         (1)          (649)            -           (649)
 Accounts Receivable - Intercompany         60          -           -             60           (60)             -
 Accounts Receivable                     2,425      1,512       8,288         12,225             -         12,225
 Unbilled Utility Revenue                  544         45         707          1,296             -          1,296
 Materials and Supplies                  1,854      2,093       1,100          5,047             -          5,047
 Prepayments                                30          1           8             39             -             39
                                      --------   --------    --------       --------     ---------       --------
                                         5,815      5,466      10,362         21,643           (60)        21,583
                                      --------   --------    --------       --------     ---------       --------
OTHER ASSETS:
-------------
 Notes Receivable - Intercompany           176          -           -            176          (176)             -
 Investment in Associated Companies     16,733          -           -         16,733       (16,733)             -
 Other Assets                             (602)    (1,084)         41         (1,645)            -         (1,645)
                                      --------   --------    --------       --------     ---------       --------
                                        16,307     (1,084)         41         15,264       (16,909)        (1,645)
                                      --------   --------    --------       --------     ---------       --------
TOTAL ASSETS                          $ 61,724   $ 15,811    $ 14,367       $ 91,902     $ (16,969)      $ 74,933
                                      ========   ========    ========       ========     =========       ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                         $ 38,540   $ 17,004    $  5,407       $ 60,951     $ (22,411)      $ 38,540
 Paid - in - Capital                     7,290     (5,723)      1,132          2,699         4,591          7,290
 Earnings Reinvested in the Business     2,110        720          48          2,878          (768)         2,110
 Accumulated Other Comprehensive
  Income                                (4,941)    (2,003)        148         (6,796)        1,855         (4,941)
                                      --------   --------    --------       --------     ---------       --------
 Total Common Stock Equity              42,999      9,998       6,735         59,732       (16,733)        42,999

 Long-Term Debt, Net of Current
  Portion                                3,136          -       2,065          5,201             -          5,201
                                      --------   --------    --------       --------     ---------       --------

 Total Capitalization                   46,135      9,998       8,800         64,933       (16,733)        48,200
                                      --------   --------    --------       --------     ---------       --------
Minority Interest in Foreign
  Subsidiaries                           9,642      4,773       3,513         17,928             -         17,928
                                      --------   --------    --------       --------     ---------       --------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Notes Payable to Banks                  1,195          -           -          1,195             -          1,195
 Current Portion of Long-Term Debt         478          -         274            752             -            752
 Accounts Payable                        1,623        270       1,149          3,042          (126)         2,916
 Accounts Payable - Intercompany           110          -           -            110          (110)             -
 Other Accruals and Current
   Liabilities                           1,718        675         559          2,952             -          2,952
                                      --------   --------    --------       --------     ---------       --------
                                         5,124        945       1,982          8,051          (236)         7,815
                                      --------   --------    --------       --------     ---------       --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes         797         95          72            964             -            964
 Other Deferred Credits                     26          -           -             26             -             26
                                      --------   --------    --------       --------     ---------       --------
                                           823         95          72            990             -            990
                                      --------   --------    --------       --------     ---------       --------

TOTAL CAPITALIZATION & LIABILITIES    $ 61,724   $ 15,811    $ 14,367       $ 91,902     $ (16,969)      $ 74,933
                                      ========   ========    ========       ========     =========       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                          SEVEROCESKE TEPLARNY, A.S.
                                                      CONSOLIDATING STATEMENT OF INCOME
                                                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                              (THOUSANDS OF DOLLARS)



                                                                                                       Consolidated
                                                   Teplarna              Total Before   Eliminations     SCT and
                                           SCT     Liberec      JTR      Eliminations      (Dr) Cr     Subsidiaries
                                         -------   -------      ---      ------------   ------------   ------------

       OPERATING REVENUE:                $24,488   $17,944    $   311      $42,743       $(3,132)       $39,611
       -----------------                 -------   -------    -------      -------       -------        -------

       OPERATING EXPENSE:
       ------------------
       Fuel Used in Heat and
         Electric Generation              10,821     9,142        173       20,136             -         20,136
       Operation                           5,270     7,035        (82)      12,223         3,132          9,091
       Property, Franchise & Other Taxes     963       360         (6)       1,317             -          1,317
       Depreciation, Depletion and
         Amortization                      2,508       810        116        3,434             -          3,434
       Income Taxes                        2,673       339         29        3,041             -          3,041
                                         -------   -------    -------      -------       -------        -------
                                          22,235    17,686        230       40,151         3,132         37,019
                                         -------   -------    -------      -------       -------        -------
       Operating Income (Loss)             2,253       258         81        2,592             -          2,592
                                         -------   -------    -------      -------       -------        -------

       OTHER INCOME:
       -------------
       Unremitted Earnings of
         Subsidiary                          516         -          -          516          (516)             -
       Other                               1,082       273          2        1,357             -          1,357
                                         -------   -------    -------      -------       -------        -------

                                           1,598       273          2        1,873          (516)         1,357
                                         -------   -------    -------      -------       -------        -------

       Income (Loss) Before
         Interest Charges and
         Minority Interest in
         Foreign Subsidiaries              3,851       531         83        4,465          (516)         3,949
                                         -------   -------    -------      -------       -------        -------

       INTEREST CHARGES:
       ----------------
       Interest on Long-Term Debt            491         -          -          491             -            491
       Other Interest                          -       (34)        14          (20)            -            (20)
                                         -------   -------    -------      -------       -------        -------
                                             491       (34)        14          471             -            471
                                         -------   -------    -------      -------       -------        -------
       Minority Interest in
         Foreign Subsidiaries               (668)      (97)       (21)        (786)            -           (786)
                                         -------   -------    -------      -------       -------        -------

       Net Income (Loss) Available
         for Common Stock                $ 2,692   $   468    $    48      $ 3,208       $  (516)       $ 2,692
                                         =======   =======    =======      =======       =======        =======



       See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                      SEVEROCESKE TEPLARNY, A.S.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)


                                                                                               Consolidated
EARNINGS REINVESTED                           Teplarna           Total Before   Eliminations      SCT and
IN THE BUSINESS                       SCT     Liberec     JTR    Eliminations      (Dr) Cr     Subsidiaries
-------------------                --------   --------   -----   ------------   ------------   ------------

Balance at Beginning of Year       $    594   $   252    $   -    $    846       $  (252)       $    594


Net Income (Loss) Available
  for Common Stock                    2,692       468       48       3,208          (516)          2,692

Dividends on Common Stock            (1,176)        -        -      (1,176)            -          (1,176)
                                   --------   -------     ----    --------       -------        --------


Balance at End of Year             $  2,110   $   720     $ 48    $  2,878       $  (768)       $  2,110
                                   ========   =======     ====    ========       =======        ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                      SEVEROCESKE TEPLARNY, A.S.
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                      Total Before                 Consolidated
                                                 Teplarna             Eliminations                    SCT and
                                         SCT     Liberec      JTR     & Adjustments  Eliminations  Subsidiaries
                                      --------   -------      ---     -------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                     $  2,692   $    468   $    48     $  3,208      $   (516)      $  2,692
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries      (516)         -         -         (516)          516              -
 Depreciation, Depletion &
  Amortization                           2,508        810       116        3,434             -          3,434
 Deferred Income Taxes                     373        106        24          503             -            503
 Minority Interest in Foreign
  Subsidiaries                             668         97        21          786             -            786
 Other                                    (349)       (59)        -         (408)            -           (408)

Change in:
 Receivables and Unbilled Utility
  Revenue                                  239       (450)       (7)        (218)            -           (218)
 Accounts Receivable - Intercompany        (46)         -         -          (46)           46              -
 Materials and Supplies                    (42)       (45)     (134)        (221)            -           (221)
 Prepayments                                27          -        (2)          25             -             25
 Accounts Payable                          463        182       257          902           (88)           814
 Accounts Payable - Intercompany           101          -         -          101          (101)             -
 Other Accruals and Current
  Liabilities                              550        458      (120)         888             -            888
 Other Assets                             (512)       (89)        -         (601)            -           (601)
 Other Liabilities                         (25)         -         -          (25)            -            (25)
                                      --------    -------   -------     --------      --------       --------

Net Cash Provided by (Used in)
  Operating Activities                   6,131      1,478       203        7,812          (143)         7,669
                                      --------   --------   -------     --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                    (3,092)    (1,424)       (1)      (4,517)            -         (4,517)
Change in Notes
  Receivable - Intercompany                 43          -         -           43           (43)             -
Investment in Subsidiary, Net of
  Cash Acquired                         (5,843)         -         -       (5,843)          107         (5,736)
Other                                    1,627         91         -        1,718             -          1,718
                                      --------   --------   -------     --------      --------       --------
Net Cash Used in Investing
  Activities                            (7,265)    (1,333)       (1)      (8,599)           64         (8,535)
                                      --------   --------   -------     --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable to Banks         1,195          -         -        1,195             -          1,195
Change in Notes Payable - Intercompany       -       (186)        -         (186)          186              -
Reduction of Long-Term Debt               (871)         -       (20)        (891)            -           (891)
Dividends Paid on Common Stock          (1,423)         -         -       (1,423)            -         (1,423)
                                      --------   --------   -------     --------      --------      ---------

Net Cash Provided by (Used in)
  Financing Activities                  (1,099)      (186)      (20)      (1,305)          186         (1,119)
                                      --------   --------   -------     --------      --------       --------

Effect of Exchange Rates on Cash        (1,643)      (136)      (30)      (1,809)            -         (1,809)
                                      --------   --------   -------     --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments        (3,876)      (177)      152       (3,901)          107         (3,794)

Cash and Temporary Cash Investments
  at Beginning of Period
  (at Acquisition for JTR)               5,000      2,418       108        7,526          (107)         7,419
                                      --------   --------   -------     --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $  1,124   $  2,241   $   260     $  3,625      $      -       $  3,625
                                      ========   ========   =======     ========      ========       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                      SEVEROCESKE TEPLARNY, A.S.
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)


                                                                                               Consolidated
EARNINGS REINVESTED                           Teplarna           Total Before   Eliminations      SCT and
IN THE BUSINESS                       SCT     Liberec     JTR    Eliminations      (Dr) Cr     Subsidiaries
-------------------                --------   --------   -----   ------------   ------------   ------------

Net Income Available for
  Common Stock                     $  2,692   $   468    $  48    $  3,208       $  (516)       $  2,692


Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                       (4,739)   (1,243)     148      (5,834)        1,095          (4,739)
                                   --------   -------     ----    --------       -------        --------

Other Comprehensive Income (Loss)    (4,739)   (1,243)     148      (5,834)        1,095          (4,739)
                                   --------   -------     ----    --------       -------        --------


Comprehensive Income (Loss)        $ (2,047)  $  (775)    $196    $ (2,626)      $   579        $ (2,047)
                                   ========   =======     ====    ========       =======        ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                 PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)


                                                                                                 Consolidated
                                                                     Total Before                  PSZT and
                                           PSZT           ENOP       Eliminations  Eliminations   Subsidiary
                                        --------          ----       ------------  ------------   ----------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT             $199,074       $     78        $199,152     $       -       $199,152
---------------------------
 Less: Accumulated  DD&A                 (51,604)           (26)        (51,630)            -        (51,630)
                                        --------       --------        --------     ---------       --------
                                         147,470             52         147,522             -        147,522
                                        --------       --------        --------     ---------       --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments       9,789             18           9,807             -          9,807
 Allowance for Uncollectible Accounts       (101)             -            (101)            -           (101)
 Accounts Receivable                       3,050          1,142           4,192             -          4,192
 Unbilled Utility Revenue                     10              -              10             -             10
 Materials and Supplies                    2,087              -           2,087             -          2,087
 Prepayments                                  29              -              29             -             29
                                        --------       --------        --------     ---------       --------
                                          14,864          1,160          16,024             -         16,024
                                        --------       --------        --------     ----------      --------
OTHER ASSETS:
-------------
 Investment in Associated Company          1,035              -           1,035        (1,035)             -
 Other Assets                             11,919            112          12,031             -         12,031
                                        --------       --------        --------     ---------       --------
                                          12,954            112          13,066        (1,035)        12,031
                                        --------       --------        --------     ---------       --------
TOTAL ASSETS                            $175,288       $  1,324        $176,612     $  (1,035)      $175,577
                                        ========       ========        ========     =========       ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                           $ 28,938       $      3        $ 28,941     $      (3)      $ 28,938
 Paid - in - Capital                      35,622            883          36,505          (883)        35,622
 Earnings Reinvested in the Business       8,084            139           8,223          (139)         8,084
 Accumulated Other Comprehensive Income      681             10             691           (10)           681
                                        --------       --------        --------     ---------       --------
 Total Common Stock Equity                73,325          1,035          74,360        (1,035)        73,325

 Long-Term Debt, Net of Current
  Portion                                 40,521              -          40,521             -         40,521
 Notes Payable-Intercompany               22,100              -          22,100             -         22,100
                                        --------       --------        --------     ---------       --------

 Total Capitalization                    135,946          1,035         136,981        (1,035)       135,946
                                        --------       --------        --------     ---------       --------
Minority Interest in Foreign
  Subsidiaries                             9,661              -           9,661             -          9,661
                                        --------       --------        --------     ---------       --------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Current Portion of Long-Term Debt        16,112              -          16,112             -         16,112
 Accounts Payable                          7,723            123           7,846             -          7,846
 Other Accruals and Current
   Liabilities                               750            166             916             -            916
                                        --------       --------        --------     ---------       --------
                                          24,585            289          24,874             -         24,874
                                        --------       --------        --------     ---------       --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes         5,096              -           5,096             -          5,096
                                        --------       --------        --------     ---------       --------
                                           5,096              -           5,096             -          5,096
                                        --------       --------        --------     ---------       --------

TOTAL CAPITALIZATION & LIABILITIES      $175,288       $  1,324        $176,612     $  (1,035)      $175,577
                                        ========       ========        ========     =========       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                    PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                                                      CONSOLIDATING STATEMENT OF INCOME
                                                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                              (THOUSANDS OF DOLLARS)



                                                                                                    Consolidated
                                                                      Total Before   Eliminations     PSZT and
                                           PSZT           ENOP        Eliminations      (Dr) Cr      Subsidiary
                                         -------         -------      ------------   ------------    ----------

       OPERATING REVENUE:                $67,944         $ 6,250         $74,194       $(8,210)       $65,984
       -----------------                 -------         -------         -------       -------        -------

       OPERATING EXPENSE:
       ------------------
       Fuel Used in Heat and
         Electric Generation              33,034               -          33,034             -         33,034
       Operation                          17,868           5,562          23,430         8,210         15,220
       Property, Franchise & Other Taxes   1,390             369           1,759             -          1,759
       Depreciation, Depletion and
         Amortization                      6,935              27           6,962             -          6,962
       Income Taxes                         (462)            175            (287)            -           (287)
                                         -------         -------         -------       -------        -------
                                          58,765           6,133          64,898         8,210         56,688
                                         -------         -------         -------       -------        -------
       Operating Income (Loss)             9,179             117           9,296             -          9,296
                                         -------         -------         -------       -------        -------

       OTHER INCOME:
       -------------
       Unremitted Earnings of
         Subsidiary                          117               -             117          (117)             -
       Other                               1,053               -           1,053             -          1,053
                                         -------         -------         -------       -------        -------

                                           1,170               -           1,170          (117)         1,053
                                         -------         -------         -------       -------        -------

       Income (Loss) Before
         Interest Charges and
         Minority Interest in
         Foreign Subsidiary               10,349             117          10,466          (117)        10,349
                                         -------         -------         -------       -------        -------

       INTEREST CHARGES:
       -----------------
       Interest on Long-Term Debt          5,117               -           5,117             -          5,117
                                         -------         -------         -------       -------        -------
                                           5,117               -           5,117             -          5,117
                                         -------         -------         -------       -------        -------
       Minority Interest in
         Foreign Subsidiary                 (830)              -            (830)            -           (830)
                                         -------         -------         -------       -------        -------

       Net Income (Loss) Available
         for Common Stock                $ 4,402         $   117         $ 4,519       $  (117)       $ 4,402
                                         =======         =======         =======       =======        =======



       See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                 PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)


                                                                                               Consolidated
EARNINGS REINVESTED                                              Total Before   Eliminations     PSZT and
IN THE BUSINESS                       PSZT           ENOP        Eliminations      (Dr) Cr      Subsidiary
---------------                    --------        -------       ------------   ------------    ----------

Balance at Beginning of Year       $  3,682        $    22         $  3,704       $   (22)      $  3,682


Net Income (Loss) Available
  for Common Stock                    4,402            117            4,519          (117)         4,402
                                   --------        -------         --------       -------       --------


Balance at End of Year             $  8,084        $   139         $  8,223       $  (139)      $  8,084
                                   ========        =======         ========       =======       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                 PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                    Total Before   Eliminations  Consolidated
                                                                    Eliminations       and         PSZT and
                                          PSZT           ENOP       & Adjustments  Adjustments    Subsidiary
                                      --------         --------     -------------  -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                     $  4,402         $    117       $  4,519      $   (117)      $  4,402
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiary        (117)               -           (117)          117              -
 Depreciation, Depletion &
  Amortization                           6,935               27          6,962             -          6,962
 Deferred Income Taxes                   1,134                -          1,134             -          1,134
 Minority Interest in Foreign
  Subsidiary                               830                -            830             -            830
 Other                                     738                6            744             -            744

Change in:
 Receivables and Unbilled Utility
  Revenue                                  960             (301)           659             -            659
 Materials and Supplies                   (481)               -           (481)            -           (481)
 Prepayments                                22                -             22             -             22
 Accounts Payable                        1,032              (13)         1,019             -          1,019
 Other Accruals and Current
  Liabilities                           (3,470)             271         (3,199)            -         (3,199)
 Other Assets                              352                -            352             -            352
                                      --------          -------       --------      --------       --------

Net Cash Provided by
  Operating Activities                  12,337              107         12,444             -         12,444
                                      --------         --------       --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                   (22,967)             (80)       (23,047)            -        (23,047)
Other                                        6                -              6             -              6
                                      --------         --------       --------      --------       --------
Net Cash Used in Investing
  Activities                           (22,961)             (80)       (23,041)            -        (23,041)
                                      --------         --------       --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable - Intercompany  19,600                -         19,600             -         19,600
                                      --------         --------       --------      --------      ---------

Net Cash Used in Financing
  Activities                            19,600                -         19,600             -         19,600
                                      --------         --------       --------      --------       --------

Effect of Exchange Rates on Cash          (325)             (12)          (337)            -           (337)
                                      --------         --------       --------      --------       --------

Net Increase in Cash
  and Temporary Cash Investments         8,651               15          8,666             -          8,666

Cash and Temporary Cash Investments
  at Beginning of Period                 1,138                3          1,141             -          1,141
                                      --------         --------       --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $  9,789         $     18       $  9,807      $      -       $  9,807
                                      ========         ========       ========      ========       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                 PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)


                                                                                               Consolidated
EARNINGS REINVESTED                                              Total Before                    PSZT and
IN THE BUSINESS                       PSZT           ENOP        Eliminations   Eliminations    Subsidiary
---------------                    --------        -------       ------------   ------------    ----------
Net Income Available for
  Common Stock                     $  4,402        $   117         $  4,519       $  (117)      $  4,402


Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                       (6,910)          (101)          (7,011)          101         (6,910)
                                   --------        -------         --------       -------       --------

Other Comprehensive Income (Loss)    (6,910)          (101)          (7,011)          101         (6,910)
                                   --------        -------         --------       -------       --------


Comprehensive Income (Loss)        $ (2,508)       $    16         $ (2,492)      $   (16)      $ (2,508)
                                   ========        =======         ========       =======       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                       POWER DEVELOPMENT, S.R.O.
                                                      CONSOLIDATING BALANCE SHEET
                                                         AT SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                          Consolidated
                                                                                             Power
                                          Power     Teplarna  Total Before                Development
                                       Development  Kromeriz  Eliminations  Eliminations  and Subsidiary
                                       -----------  --------  ------------  ------------  --------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT              $    -      $1,079      $1,079       $     -         $1,079
---------------------------
 Less: Accumulated  DD&A                      -        (230)       (230)            -           (230)
                                         ------      ------      ------       -------         ------
                                              -         849         849             -            849
                                         ------      ------      ------       -------         ------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments          2          41          43             -             43
 Accounts Receivable - Intercompany         733           -         733          (733)             -
 Accounts Receivable                          -         146         146             -            146
 Prepayments                                  -           1           1             -              1
                                         ------      ------      ------       -------         ------
                                            735         188         923          (733)           190
                                         ------      ------      ------       -------         ------
OTHER ASSETS:
-------------
 Other Assets                             1,005         623       1,628          (493)         1,135
                                         ------      ------      ------       -------         ------

TOTAL ASSETS                             $1,740      $1,660      $3,400       $(1,226)        $2,174
                                         ======      ======      ======       =======         ======

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                            $  760      $   36      $  796       $   (36)        $  760
 Paid - in - Capital                      1,562         845       2,407          (845)         1,562
 Earnings Reinvested in the Business       (588)       (337)       (925)          337           (588)
 Accumulated Other Comprehensive Income    (265)        (51)       (316)           51            (265)
                                         ------      ------      ------       -------          ------
 Total Capitalization                     1,469         493       1,962          (493)         1,469
                                         ------      ------      ------       -------         ------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Accounts Payable                            65         166         231           284            515
 Accounts Payable - Intercompany            206       1,018       1,224        (1,017)           207
 Other Accruals and Current
   Liabilities                                -         (17)        (17)            -            (17)
                                         ------      ------      ------       -------         ------
                                            271       1,167       1,438          (733)           705
                                         ------      ------      ------       -------         ------

TOTAL CAPITALIZATION & LIABILITIES       $1,740      $1,660      $3,400       $(1,226)        $2,174
                                         ======      ======      ======       =======         ======


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                       POWER DEVELOPMENT, S.R.O.
                                                   CONSOLIDATING STATEMENT OF INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                           (THOUSANDS OF DOLLARS)

                                                                                       Consolidated
                                                                                          Power
                                   Power      Teplarna   Total Before   Eliminations   Development
                                Development   Kromeriz   Eliminations      (Dr) Cr     and Subsidiary
                                -----------   --------   ------------   ------------   --------------

OPERATING REVENUE:                 $   1       $1,473       $1,474         $   -          $1,474
-----------------                  -----       ------       ------         -----          ------

OPERATING EXPENSE:
------------------
Fuel Used in Heat and
  Electric Generation                  -        1,146        1,146             -           1,146
Operation                             59          409          468             -             468
Maintenance                            -           26           26             -              26
Property, Franchise & Other Taxes      -            2            2             -               2
Depreciation, Depletion and
  Amortization                         -           40           40             -              40
                                   -----       ------       ------         -----          ------
                                      59        1,623        1,682             -           1,682
                                   -----       ------       ------         -----          ------
Operating Income (Loss)              (58)        (150)        (208)            -            (208)
                                   -----       ------       ------         -----          ------

OTHER INCOME:
-------------
Unremitted Earnings of
  Subsidiary                        (146)           -         (146)          146               -
Other                                  -           10           10             -              10
                                   -----       ------       ------         -----          ------

                                    (146)          10         (136)          146              10
                                   -----       ------       ------         -----          ------

Income (Loss) Before
  Interest Charges                  (204)        (140)        (344)          146            (198)
                                   -----       ------       ------         -----          ------

INTEREST CHARGES:
----------------
Other Interest                         -            6            6             -               6
                                   -----       ------       ------         -----          ------
                                       -            6            6             -               6
                                   -----       ------       ------         -----          ------
Net Income (Loss) Available
 for Common Stock                  $(204)      $ (146)      $ (350)        $ 146          $ (204)
                                   =====       ======       ======         =====          ======



See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                       POWER DEVELOPMENT, S.R.O.
                                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                               Consolidated
                                                                                                  Power
EARNINGS REINVESTED                  Power        Teplarna       Total Before   Eliminations   Development
IN THE BUSINESS                   Development     Kromeriz       Eliminations      (Dr) Cr     and Subsidiary
---------------                   -----------     --------       ------------      -------     --------------

Balance at Beginning of Year         $(384)        $(191)           $(575)          $191         $(384)


Net Income (Loss) Available
  for Common Stock                    (204)         (146)            (350)           146          (204)
                                     -----         -----            -----           ----         -----


Balance at End of Year               $(588)        $(337)           $(925)          $337         $(588)
                                     =====         =====            =====           ====         =====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                       POWER DEVELOPMENT, S.R.O.
                                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                              Consolidated
                                                                                                 Power
                                        Power       Teplarna   Total Before                   Development
                                      Development   Kromeriz   Eliminations    Eliminations   and Subsidiary
                                      -----------   --------   ------------    ------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                       $(204)        $(146)       $(350)         $ 146          $(204)
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiary        146             -          146           (146)             -
 Depreciation, Depletion &
  Amortization                              -            40           40              -             40
 Other                                      -            36           36              -             36

Change in:
 Accounts Receivable - Intercompany       688             -          688           (688)             -
 Accounts Receivable                        -            (4)          (4)             -             (4)
 Prepayments                                -            (1)          (1)             -             (1)
 Accounts Payable                          (7)          (22)         (29)           887            858
 Accounts Payable - Intercompany          (12)           80           68           (199)          (131)
 Other Accruals and Current
  Liabilities                               -            20           20              -             20
 Other Assets                            (631)            -         (631)             -           (631)
 Other Liabilities                          -          (119)        (119)             -           (119)
                                        -----         -----        -----          -----          -----

Net Cash Provided by (Used in)
  Operating Activities                    (20)         (116)        (136)             -           (136)
                                        -----         -----        -----          -----          -----

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                        -            (2)          (2)             -             (2)
                                        -----         -----        -----          -----          -----

Net Cash Used in Investing
  Activities                                -            (2)          (2)             -             (2)
                                        -----         -----        -----          -----          -----

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Capital Contributions                       -             -            -              -              -
                                        -----         -----        -----          -----          -----

Net Cash Provided by
  Financing Activities                      -             -            -              -              -
                                        -----         -----        -----          -----          -----

Effect of Exchange Rates on Cash            -            74           74              -             74
                                        -----         -----        -----          -----          -----

Net Increase in Cash and
  Temporary Cash Investments              (20)          (44)         (64)             -            (64)

Cash and Temporary Cash Investments
  at Beginning of Period                   22            85          107              -             107
                                        -----         -----        -----          -----          ------

Cash and Temporary Cash Investments
  at End of Period                      $   2         $  41        $  43          $   -          $  43
                                        =====         =====        =====          =====          =====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.



                                                       POWER DEVELOPMENT, S.R.O.
                                            CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
                                                        (THOUSANDS OF DOLLARS)

                                                                                               Consolidated
                                                                                                  Power
EARNINGS REINVESTED                  Power        Teplarna       Total Before   Eliminations   Development
IN THE BUSINESS                   Development     Kromeriz       Eliminations      (Dr) Cr     and Subsidiary
---------------                   -----------     --------       ------------      -------     --------------
Net Income (Loss) Available for
  Common Stock                       $(204)        $(146)           $(350)          $146         $(204)


Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                        (140)          (19)            (159)            19          (140)
                                     -----         -----            -----           ----         -----

Other Comprehensive Income (Loss)     (140)          (19)            (159)            19          (140)
                                     -----         -----            -----           ----         -----


Comprehensive Income (Loss)          $(344)        $(165)           $(509)          $165         $(344)
                                     =====         =====            =====           ====         =====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1999, incorporated herein by reference.

EXHIBITS

   A.      *(1)   Annual Report on Form 10-K for fiscal year ended September 30,
                  1999 filed December 21, 1999 (File No. 1-3880).

            (2) National Fuel Gas Company 1999 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

           *(3) National Fuel Gas Company Proxy Statement, dated and filed January 14, 2000 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

            (1)   National Fuel Gas Company

                    *i Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880).

                   *ii National Fuel Gas Company By-Laws as amended on September 16, 1999 (Exhibit 3.1, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

            (2)   National Fuel Gas Distribution Corporation

                     i By-Laws, as amended March 11, 1998. Designated as Exhibit EX-99-1 for EDGAR purposes.

                   *ii Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988 (Exhibit B-1 in File No. 70-7478).

            (3)   National Fuel Gas Supply Corporation

                    *i    By-Laws,  as  amended   (Exhibit  (3)i,  Form  U5S for
                          fiscal year ended September 30, 1989).

                   *ii    Articles  of   Incorporation  of  United  Natural  Gas
                          Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984).

                   *iv Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended September 30, 1987).

                    *v Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).



*  Incorporated herein by reference as indicated.

            (4)   Leidy Hub, Inc. (Formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478).

                    ii    Restated   Certificate  of   Incorporation  of  Enerop
                          Corporation dated October 15, 1993. Designated as Exhibit Ex-99-2 for EDGAR purposes.

                  *iii Action by Board of Directors to amend the By-Laws dated October 10, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993).

                   *iv Partnership Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated September 1, 1994 (Exhibit (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

                    *v Ellisburg-Leidy Northeast Hub Company Admission Agreement dated June 12, 1995 (Exhibit (4)v, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                   *vi Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995 (Exhibit (4)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                  *vii Consent and waiver by Leidy Hub, Inc. dated June 12, 1995 (Exhibit (4)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

            (5)   Seneca Resources Corporation

                    *i By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit
                          (5)iii,  Form  U5S for fiscal year ended September 30,
                          1984).

                   *iv    Articles of  Amendment, dated  March 30, 1955 (Exhibit
                          (5)iv,  Form U5S  for  fiscal year ended September 30,
                          1984).

                    *v Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984).







*  Incorporated herein by reference as indicated.

                   *vi Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

                   vii    Articles  of  Merger  and  Plan of  Merger  of  HarCor
                          Energy, Inc. with and into Seneca Resources Corporation, filed August 31, 1999. Designated as Exhibit EX-99-3 for EDGAR purposes.

                  viii Certificate of Ownership and Merger merging HarCor Energy, Inc. into Seneca Resources Corporation filed August 31, 1999. Designated as Exhibit EX-99-4 for EDGAR purposes.

           *(6) Limited Partnership Agreement dated November 28, 1983, between Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit (8), Form U5S for fiscal year ended September 30,
                  1984).

           *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit
                  (9), Form U5S for fiscal year ended September 30, 1984).

           *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984).

            (9)   Highland Land & Minerals, Inc.

                    *i    Certificate  of  Incorporation, dated  August 19, 1982
                          (Exhibit  (11)i,  Form   U5S  for  fiscal  year  ended
                          September 30, 1985).

                   *ii By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987).

                   iii Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land & Minerals, Inc. filed October 1, 1999. Designated as Exhibit EX-99-5 for EDGAR purposes.

           (10)   Utility Constructors, Inc.

                    *i Articles of Incorporation, dated December 23, 1986, and certificate of amendment dated December 31, 1986 (Exhibit (12)i, Form U5S for fiscal year ended September 30, 1987).

                   *ii By-Laws (Exhibit (12)ii, Form U5S for fiscal year ended September 30, 1987).

                 Note: Merged into Highland Land & Minerals, Inc. See 9(iii) above.

*  Incorporated herein by reference as indicated.

           (11)   Data-Track Account Services, Inc.

                    *i Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512).

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512).

           (12)   National Fuel Resources, Inc.

                    *i    Articles  of  Incorporation,  dated  January  9,  1991
                          (Exhibit (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

                   *ii By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

           (13)   NFR Power, Inc.

                     i Certificate of Incorporation, dated December 13, 1995. Designated as Exhibit EX-3-1 for EDGAR purposes.

                    ii    By-Laws.   Designated  as  Exhibit  EX-3-2  for  EDGAR
                          purposes.

           (14)   Horizon Energy Development, Inc.

                    *i    Certificate   of    Incorporation    (Exhibit   (13)i,
                          designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                   *ii By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

           (15)   Horizon Energy Holdings, Inc.

                    *i Certificate of Incorporation dated April 1, 1998. (Exhibit (14)i designated as Exhibit EX99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1998).

                   *ii By-Laws. (Exhibit (14)ii, designated as Exhibit EX99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

           (16) Horizon Energy Development B.V. (formerly Beheeren-Beleggingmaatschappij Bruwabel B.V.

                    *i Articles of Incorporation (Exhibit (14), designated as exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996).

           (17) Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                    *i    Founding  Notarial  Deed,  dated May 8, 1991  (Exhibit
                          (15)i, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

   *  Incorporated herein by reference as indicated

                   *ii Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                  *iii Notarial Deed, dated June 28, 1996 (Exhibit (15)iii, designated as Exhibit EX-99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *iv    Notarial  Deed,   dated  November  27,  1996  (Exhibit
                          (15)iv, designated as Exhibit EX-99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

           (18)   Power Development, s.r.o.

                    *i    Founding  Notarial  Deed,  dated May 4, 1994  (Exhibit
                          (16)i, designated as Exhibit EX-99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *ii Notarial Deed, dated June 28, 1996 (Exhibit (16)ii, designated as Exhibit EX-99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial  Deed,   dated  November  27,  1996  (Exhibit
                          (16)iii, designated as Exhibit EX-99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

           (19)   Teplarna Kromeriz a.s.

                    *i Statutes, dated June 1996 (Exhibit (17), designated as Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

           (20)   Severoceske Teplarny, a.s.

                    *i    Articles of Association, dated April 24, 1997 (Exhibit
                          (20)i, designated as Exhibit EX99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

           (21)   Teplarna Liberec, a.s.

                    *i    Founding  Contract,  dated  November 11, 1994 (Exhibit
                          (21)i, designated as Exhibit EX99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                   *ii    Notarial  Record,  dated  November  11, 1994  (Exhibit
                          (21)ii, designated as Exhibit EX99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                  *iii Articles of the Association, dated June 12, 1997 (Exhibit (21)iii, designated as Exhibit EX99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).



*  Incorporated herein by reference as indicated.

           (22)   Energoservis Liberec, s.r.o.

                    *i Articles of Incorporation of Limited Liability Company Foundation, dated August 14, 1995 (Exhibit (22)i, designated as Exhibit EX99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                   *ii    Notarial  Record,  dated  January  22,  1996  (Exhibit
                          (22)ii, designated as Exhibit EX99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                 Note: Energoservis Liberec, s.r.o. was sold by Severoceske Teplarny, a.s. during the fiscal year ended September 30, 1999.

           (23)   Zateca teplarenska, a.s.

                    *i    Foundation  Charter,  dated  December 4, 1995 (Exhibit
                          (23)i, designated as Exhibit EX99-17 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                   *ii Articles of Association, dated December 4, 1995 (Exhibit (23)ii, designated as Exhibit EX99-18 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

           (24)   SCT Softmaker, s.r.o.

                    *i    Notarial  Record,  dated  September  24, 1996 (Exhibit
                          (24)i, designated as Exhibit EX99-19 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

           (25)   Zkusebna mericu tepla a vodomeru Litomerice, s.r.o.

                    *i Founders Deed, dated January 22, 1996 (Exhibit (25)i, designated as Exhibit EX99-20 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                 Note: Zkusebna mericu tepla a vodomeru Litomerice, s.r.o. was sold by Severoceske Teplarny, a.s. during the fiscal year ended September 30, 1999.

           (26)   AMES MOST, s.r.o.

                    *i Founders Deed, dated October 10, 1997. (Exhibit (27)i, designated as Exhibit 99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                 Note: AMES MOST, s.r.o. was sold by Severoceske Teplarny, a.s. during the fiscal year ended September 30, 1999.



*  Incorporated herein by reference as indicated.

           (27)   Teplo Branany, s.r.o.

                    *i Partnership Agreement, dated November 18, 1997. (Exhibit (28)i, designated as Exhibit 99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1998).

           (28)   Jablonecka teplarenska a realitni, a.s.

                    *i Articles of Association. (Exhibit (29)i, designated as Exhibit EX99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

           (29)   Lounske tepelne hospodarstvi, s.r.o.

                     i Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999. Designated as Exhibit EX-99-6 for EDGAR purposes.

           (30)   Prvni severozapadni teplarenska, a.s.

                    *i Notarial Record, dated April 28, 1992. (Exhibit (30)i, designated as Exhibit EX99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    Articles  of   Association,   dated  April  28,  1992.
                          (Exhibit  (30)ii,  designated  as  Exhibit  EX99-7 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

           (31)   ENOP, s.r.o.

                    *i    Founders  Deed,  dated  December  19,  1995.  (Exhibit
                          (31)i, designated as Exhibit EX99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1998).

           (32) Upstate Energy Inc. (formerly known as Niagara Energy Trading Inc.)

                    *i Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19, 1998. (Exhibit
                          (32)i, designated as Exhibit EX99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1998).

                    ii By-Laws as amended August 24, 1999. Designated as Exhibit EX-99-7 for EDGAR purposes.

           (33)   Roystone Gas Processing Plant Partnership

                     i    Facility   Construction,   Ownership   and   Operating
                          Agreement,  dated  November  1,  1994.   Designated as
                          Exhibit EX-99-8 for EDGAR purposes.

                    ii Ratification and Joinder of Roystone Gas Processing Plant Facility Construction, Ownership and Operating Agreement and Related Agreements, dated September 30, 1999. Designated as Exhibit EX-99-9 for EDGAR purposes.


*  Incorporated herein by reference as indicated.

           (34)   Niagara Independence Marketing Company

                    *i Certificate of Incorporation dated September 17, 1997 (Exhibit (27)i, designated as exhibit EX99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1997).

                   *ii By-Laws amended March 11, 1998. (Exhibit (33)ii, designated at Exhibit EX99-11 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                  *iii Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company (Exhibit (27)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

           (35)   Seneca Independence Pipeline Company

                    *i Certificate of Incorporation of Empire Oklahoma, Inc. dated April 16, 1996 (Exhibit (28)i, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                   *ii Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc. dated July 24, 1997 (Exhibit (28)ii, designated as exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                   iii    By-Laws   amended  September  20, 1999.  Designated as
                          Exhibit EX-99-10 for EDGAR purposes.

          (36)    HarCor Energy, Inc.

                    *i Amended and Restated Certificate of Incorporation, dated September 1, 1998. (Exhibit (35)i, designated as Exhibit EX99-13 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii By-Laws, as amended. (Exhibit (35)ii, designated as Exhibit EX99-14 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                 Note: Merged into Seneca Resources Corporation. See 5(vii) and 5(viii) above.






*  Incorporated herein by reference as indicated.

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796).

         * Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401).

         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No.
             1-3880).

         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No.
             1-3880).

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401).

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

         * Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880).

         * Indenture dated as of October 1, 1999 between the Company and the Bank of New York (Exhibit 4.1, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         * Officers certificate establishing Medium-Term Notes dated October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         * Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and HSBC Bank USA (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880).

   D. Tax Allocation Agreement pursuant to Rule 45(c). Designated as Exhibit EX-99-11 for EDGAR purposes.

   EXHIBITS (Concluded)

   E.   *(1)      Employee   Relocation   Manual  filed  pursuant  to Rule 48(b)
                  (Exhibit  E(1),   designated  as  Exhibit  EX-99-9  for  EDGAR
                  purposes, Form U5S for fiscal year ended September 30, 1997).

        *(2) National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b). (Exhibit E(2), designated as Exhibit EX99-15 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

         (3) Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended December 31, 1998 and the quarter and year-to-date period ended September 30, 1999 filed pursuant to Rule 16. This document is subject to a request for confidential treatment under Rule 104(b) of the Public Utility Holding Company Act of 1935.

   F.    Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR purposes.)

   H.    *(1)    Organization   chart   showing    relationship   to    Teplarna
                 Kromeriz, a.s., a foreign utility company (Exhibit H(1), designated as Exhibit EX99-16 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (2) Organization chart showing relationship to Severoceske teplarny, a.s. and Teplarna Liberec, a.s., both of which are foreign utility companies. Designated as Exhibit EX-99-12 for EDGAR purposes.

         *(3) Organization chart showing relationship to Prvni severozapadni teplarenska, a.s., a foreign utility company (Exhibit H(3), designated as Exhibit EX99-18 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (4) Organization chart showing relationship to NFR Power, Inc., an exempt wholesale generator. Designated as Exhibit EX-99-13 for EDGAR purposes.

   I.     (1)    SCT Audited  Financial  Statements  for the Calendar Year Ended
                 December 31, 1998. Designated as Exhibit EX-99-14 for EDGAR purposes.

          (2) TL Audited Financial Statements for the Calendar Year Ended December 31, 1998. Designated as Exhibit EX-99-15 for EDGAR purposes.

          (3) PSZT Audited Financial Statements for the Calendar Year Ended December 31, 1998. Designated as Exhibit EX-99-16 for EDGAR purposes.

          (4)    Kromeriz  Audited  Financial  Statements  for the Calendar Year
                 Ended  December  31, 1998.   Designated as Exhibit EX-99-17 for
                 EDGAR purposes.

          (5) NFR Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 1999. These financial statements will be filed by amendment when available.

*  Incorporated herein by reference as indicated.

                                S I G N A T U R E


         The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                        NATIONAL FUEL GAS COMPANY





                                        By: /s/Joseph P. Pawlowski
                                            --------------------------------
                                            Joseph P. Pawlowski, Treasurer
                                            and Principal Accounting Officer

Date:  January 28, 2000
       ----------------

                                  EXHIBIT INDEX

EX3-1           Certificate  of  Incorporation,  dated December 13, 1995 for NFR
                Power, Inc.

EX3-2           By-Laws of NFR Power, Inc.

EX27-1 Financial Data Schedule of National Fuel Gas Company for period ending September 30, 1999

EX27-2 Financial Data Schedule of National Fuel Gas Distribution Corporation for period ending September 30, 1999

EX99-1 By-Laws, as amended March 11, 1998, of National Fuel Gas Distribution Corporation

EX99-2 Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993

EX99-3          Articles  of Merger  and Plan of Merger of HarCor  Energy,  Inc.
                with and into Seneca  Resources  Corporation,  filed  August 31,
                1999

EX99-4          Certificate of Ownership and Merger merging HarCor Energy,  Inc.
                into Seneca Resources Corporation filed August 31, 1999

EX99-5 Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land & Minerals, Inc. filed October 1, 1999

EX99-6 Notarial Records of Lounske tepelne hospodarstvi, s.r.o., dated November 12, 1998, January 6, 1999 and December 2, 1999

EX99-7          By-Laws of Upstate Energy Inc. as amended August 24, 1999

EX99-8 Facility Construction, Ownership and Operating Agreement for Roystone Gas Processing Plant, dated November 1, 1994

EX99-9 Ratification and Joinder of Roystone Gas Processing Plant Facility Construction, Ownership and Operating Agreement and Related Agreements, dated September 30, 1999

EX99-10         By-Laws  of  Seneca  Independence   Pipeline  Company,   amended
                September 20, 1999

EX99-11         Tax Allocation Agreement pursuant to Rule 45(c)

EX99-12 Organization Chart Showing Relationship to Severoceske teplarny, a.s. and Teplarna Liberec, a.s.

EX99-13         Organization Chart Showing Relationship to NFR Power, Inc.

EX99-14 SCT Audited Financial Statements for the Calendar Year Ended December 31, 1998

EX99-15 TL Audited Financial Statements for the Calendar Year Ended December 31, 1998

EX99-16 PSZT Audited Financial Statements for the Calendar Year Ended December 31, 1998

EX99-17 Kromeriz Audited Financial Statements for the Calendar Year Ended December 31, 1998